Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
SUPERIOR WELL SERVICES, INC.
SUPERIOR WELL SERVICES, LTD.
and
DIAMONDBACK HOLDINGS, LLC
DIAMONDBACK-TOTAL SERVICES LLC
DIAMONDBACK PUMPING GP LLC
DIAMONDBACK PUMPING SERVICE LLC
DIAMONDBACK-PIONEER LLC
PACKERS & SERVICE TOOLS, INC.
DIAMONDBACK-TOTAL PUMPING GP LLC
DIAMONDBACK-TOTAL TEXAS LLC
DIAMONDBACK-DISPOSAL TEXAS LLC
DIAMONDBACK-TD WEST LLC
DIAMONDBACK-DISPOSAL LLC
DIAMONDBACK-TOTAL OKLAHOMA LLC
SOONER TRUCKING & OILFIELD SERVICES, INC.
DIAMONDBACK-PST LLC
DIAMONDBACK-COMPLETIONS LLC
TD WEST LLC
DIAMONDBACK DOWNHOLE TECHNOLOGIES LLC
DIAMONDBACK-DIRECTIONAL DRILLING LLC
DIAMONDBACK-QUANTUM LLC
September 12, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2

1.1 Certain Definitions	2

ARTICLE II PURCHASE AND SALE; CLOSING	2

2.1 Transfer of Purchased Assets	2
2.2 Purchase Price	2
2.3 Deliveries at Closing	2
2.4 Assumed Obligations	3
2.5 Allocation of Consideration	3
2.6 Escrow	3
2.7 Sellers Representative	3

ARTICLE III INVENTORIES/PURCHASE PRICE ADJUSTMENT	4

3.1 Inventory Adjustment	4
3.2 Adjustment to Purchase Price	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	5

4.1 Organization	6
4.2 Power	6
4.3 Authority; Enforceability	6
4.4 Consents; Absence of Conflicts	6
4.5 No Equity Interests	7
4.6 Financial Statements	7
4.7 Absence of Changes	7
4.8 Real Property	8
4.9 Personal Property	9
4.10 Permits	10
4.11 Contracts	10
4.12 Intellectual Property	13
4.13 Brokers’ Fees	14
4.14 Inventory	14
4.15 Legal Compliance	14
4.16 Taxes	14
4.17 Litigation	14
4.18 Employees; Employee Relations	15
4.19 Employee Benefit Matters	16
4.20 Environmental Matters	17
4.21 Disposal Wells	18
4.22 Customers, Vendors and Suppliers	19
4.23 Certain Payments	19
4.24 Insurance	19
4.25 No Undisclosed Liabilities	19
4.26 Product and Service Warranty	20
4.27 Assets Necessary to the Business; Related Party Transactions	20

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	20

5.1 Organization	20
5.2 Power	20
5.3 Authority; Enforceability	20
5.4 Absence of Conflicts	21
5.5 Brokers’ Fees	21
5.6 Consents	21
5.7 Litigation	21

ARTICLE VI COVENANTS	22

6.1 Conduct of Business	22
6.2 Non-Competition	23
6.3 Further Assurances	25
6.4 Employee and Benefit Matters	25
6.5 Transfer Taxes	28
6.6 Apportionment of Ad Valorem and Property Taxes	29
6.7 Apportionment of Certain Post-Closing Payments	29
6.8 Non-Consent Contracts	30
6.9 Books and Records	30
6.10 Certain Information	30
6.11 Publicity	31
6.12 Regulatory Filings	31
6.13 Access	32
6.14 Third-Party Approvals; Cooperation	32
6.15 No Additional Representations	33
6.16 Supplemental Disclosure	34
6.17 Insurance	34
6.18 Third Party Financing	34
6.19 Confidentiality	34
6.20 Phase I Reports	35
6.21 Change of Corporate Name	36

ARTICLE VII CLOSING; CLOSING DELIVERIES	36

7.1 Closing	36
7.2 Seller Deliveries	36
7.3 The Buyer Deliveries	37

ARTICLE VIII CONDITIONS TO OBLIGATIONS	38

8.1 Conditions to Obligations of the Buyer Parties	38
8.2 Conditions to the Obligations of the Sellers	39

ARTICLE IX TERMINATION	39

9.1 Termination	39
9.2 Effect of Termination; Break Up Fee	40
9.3 Survival	41

ARTICLE X INDEMNIFICATION	41

10.1 Indemnities of the Seller	41
10.2 Indemnities of the Buyer	41
10.3 Limitations on Indemnification Liability	42
10.4 Claim Procedures	43
10.5 Calculation, Timing, Manner and Characterization of Indemnification Payments	43
10.6 Recovery	43
10.7 Control of Third-Party Claims	44
10.8 Exclusivity of Indemnification Provision	45

ARTICLE XI MISCELLANEOUS	45

11.1 Assignment	45
11.2 Notices	45
11.3 Choice of Law	46
11.4 Dispute Resolution; Venue; Waiver of Jury Trial	46
11.5 Entire Agreement; Amendments and Waivers	47
11.6 Multiple Counterparts	47
11.7 Expenses	47
11.8 Invalidity	47
11.9 References; Headings; Interpretation	48
11.10 No Third Party Beneficiaries	48
11.11 No Presumption Against Any Party	48
11.12 Confidentiality Agreement	48

Schedules

Schedule 2.1	—	Excluded Assets
Schedule 2.2	—	Cash Amount; Seller Wire Transfer Instructions
Schedule 3.1(a)(i)	—	Inventory Methodologies/Practices
Schedule 4.1	—	Sellers’ Jurisdictions
Schedule 4.4	—	Consents; Conflicts
Schedule 4.6	—	Financial Statements
Schedule 4.7	—	Absence of Changes
Schedule 4.8(a)	—	Scheduled Owned Real Property
Schedule 4.8(a)(ii)	—	Liens on Scheduled Owned Real Property
Schedule 4.8(b)	—	Scheduled Leases
Schedule 4.8(b)(i)	—	Liens on Scheduled Leases
Schedule 4.8(b)(ii)	—	Defaults (in connection with Scheduled Leases)
Schedule 4.9(a)	—	Leased Equipment
Schedule 4.9(b)	—	Scheduled Personal Property
Schedule 4.9(b)(ii)	—	Liens on Scheduled Personal Property
Schedule 4.9(c)	—	Condition of Leased Equipment and Scheduled Personal Property
Schedule 4.10	—	Scheduled Permits
Schedule 4.11(a)	—	Material Contracts
Schedule 4.11(b)	—	Scheduled Contracts
Schedule 4.11(c)	—	Purchased Contracts — Enforceability, Termination, Breach, Offset
Schedule 4.12	—	Seller Intellectual Property
Schedule 4.12(b)(ii)	—	Liens on Seller Intellectual Property
Schedule 4.14(a)(ii)	—	Liens on Inventory
Schedule 4.14(b)	—	Locations/Consignment, Bailment, Warehousing
Schedule 4.16	—	Taxes
Schedule 4.17	—	Litigation
Schedule 4.18(a)	—	Collective Bargaining Agreements; Unfair Labor Practices
Schedule 4.18(b)	—	Employee/Governmental Authority Proceedings, Settlements, Judgments, etc.; Workers’ Compensation
matters
Schedule 4.18(c)	—	Employees
Schedule 4.18(d)	—	Independent Contractors
Schedule 4.19	—	Employee Benefit Plans
Schedule 4.20	—	Environmental Matters
Schedule 4.21(a)	—	Disposal Wells
Schedule 4.21(c)	—	Disposal Well Permits
Schedule 4.22	—	Customers and Suppliers
Schedule 4.24	—	Insurance
Schedule 4.25	—	Undisclosed Liabilities
Schedule 4.26	—	Warranty Claims
Schedule 4.27(a)	—	Assets Necessary to the Business
Schedule 4.27(b)	—	Related Party Services
Schedule 4.27(c)	—	Ownership of Assets
Schedule 5.6	—	Consents and Approvals
Schedule 5.7	—	Buyer Litigation
Schedule 6.1	—	Conduct of Business
Schedule 6.4	—	Employee and Benefit Matters
Schedule 6.4(a)	—	Excluded Employees

Schedule 8.1(a)	—	Buyer Approvals
Schedule 8.1(i)	—	Related Party Leases/Amendments
Schedule 8.1(k)	—	Employment Agreement — Key Employees
Schedule 8.2(a)	—	Seller Approvals

Schedule Exh 1.1(a)	—	Assumed Liabilities
Schedule Exh 1.1(b)	—	Sellers’ Knowledge
Schedule Exh 1.1(c)	—	Buyer’s Knowledge
Schedule Exh 1.1(d)	—	Prohibited Area
Schedule Exh. 1.1(e)	—	Proposed Third Party Financing

v

Exhibits

Exhibit 1.1	Defined Terms
Exhibit 2.6	Escrow Agreement
Exhibit 7.2(a)	Form of Bill of Sale
Exhibit 7.2(b)	Form of Warranty Deed
Exhibit 7.2(c)	Form of Assignment and Assumption Agreement
Exhibit 8.2(f)	Transition Services Agreement

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of September 12, 2008, by and among Superior Well Services, Inc., a Delaware corporation (the “Parent”), Superior Well Services, Ltd., a Pennsylvania limited partnership and an indirect wholly owned subsidiary of Parent (the “Buyer”), Diamondback Holdings, LLC, a Delaware limited liability company (“Diamondback”), Diamondback-Total Services LLC, an Oklahoma limited liability company (“Diamondback Total Services”), Diamondback Pumping GP LLC, an Oklahoma limited liability company (“Diamondback Pumping GP”), Diamondback Pumping Service LLC, an Oklahoma limited liability company (“Diamondback Pumping Services”), Diamondback-Pioneer LLC, an Oklahoma limited liability company (“Diamondback Pioneer”), Packers & Service Tools, Inc., a Louisiana corporation (“P&S Tools”), Diamondback-Total Pumping GP LLC, an Oklahoma limited liability company (“Diamondback Total Pumping”), Diamondback-Total Texas LLC, an Oklahoma limited liability company (“Diamondback-Total Texas”), Diamondback-Disposal Texas LLC, an Oklahoma limited liability company (“Diamondback Disposal Texas”), Diamondback-TD West LLC, a Texas limited liability company (“Diamondback-TD West”), Diamondback-Disposal LLC, an Oklahoma limited liability company (“Diamondback Disposal”), Diamondback-Total Oklahoma LLC, a Delaware limited liability company (“Diamondback-Total Oklahoma”), Sooner Trucking & Oilfield Services, Inc., an Oklahoma corporation (“Sooner”), Diamondback-PST LLC, an Oklahoma limited liability company (“Diamondback PST”), Diamondback-Completions LLC, an Oklahoma limited liability company (“Diamondback Completions”), and TD West LLC, a Texas limited liability company (“TD West” and each of Diamondback Total Services, Diamondback Pumping GP, Diamondback Pumping Service, Diamondback Pioneer, P&S Tools, Diamondback Total Pumping, Diamondback-Total Texas, Diamondback-Disposal Texas, Diamondback-TD West, Diamondback Disposal, Diamondback-Total Oklahoma, Sooner, Diamondback PST and Diamondback Completions being a “Diamondback Subsidiary” and, collectively, the “Diamondback Subsidiaries”)) and Diamondback Downhole Technologies LLC (“Downhole Technologies”), Diamondback-Directional Drilling LLC (“Directional Drilling Contractors”) and Diamondback-Quantum LLC (“Quantum” and along with Downhole Technologies and Directional Drilling Contractors the “Drilling Companies”). The Buyer and Parent are sometimes referred to individually as a “Buyer Party” and collectively as the “Buyer Parties.” Diamondback, the Drilling Companies and the Diamondback Subsidiaries are sometimes referred to individually as a “Seller” or a “Seller Party” and collectively as the “Sellers” or the “Seller Parties.”
R E C I T A L S:
     WHEREAS, the Diamondback Subsidiaries and Diamondback conduct certain oilfield services businesses including stimulation and pumping services, fluid logistics and well-site services and completion and production services;
     WHEREAS, (i) Diamondback Pumping GP and Diamondback Pumping Services own all of the assets and business comprising Diamondback’s stimulation and pumping services segment, (ii) Diamondback Pioneer, P&S Tools, Diamondback PST and Diamondback Completions own all of the assets and business comprising Diamondback’s completion and production services segment and (iii) Diamondback-Total Services, Diamondback Total

Pumping, Diamondback-Total Texas, Diamondback Disposal Texas, Diamondback-TD West, Diamondback Disposal, Diamondback-Total Oklahoma, Sooner and TD West own all of the assets and business comprising Diamondback’s fluid logistics and well site services segment; and
     WHEREAS, the Buyer desires to purchase from the Sellers the Purchased Assets (as defined below) which include all of the assets used by the Sellers in the foregoing oilfield services businesses and the Sellers desire to sell, and cause to be sold, the Purchased Assets to the Buyer upon the terms and conditions herein.
     NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained herein, the parties hereto agree as follows:
AGREEMENTS
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit 1.1. Capitalized terms defined in the body of this Agreement are listed in Exhibit 1.1 by location herein.
ARTICLE II
PURCHASE AND SALE; CLOSING
     2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Sellers shall sell, transfer, assign, convey and deliver to the Buyer the Purchased Assets free and clear of Liens other than Permitted Liens, and (b) the Buyer shall accept the Purchased Assets and assume the Assumed Obligations. Notwithstanding the foregoing, the Purchased Assets shall not include those assets listed on Schedule 2.1 (collectively, the “Excluded Assets”).
     2.2 Purchase Price. The total consideration (the “Purchase Price”) to be paid by the Buyer to the Sellers for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets shall be (a) the assumption of the Assumed Obligations and (b) Two Hundred Seventy Million Dollars ($270,000,000.000), payable at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule 2.2, subject to adjustment pursuant to Section 3.2 and Section 6.4(b).
     2.3 Deliveries at Closing. At the Closing (a) the Sellers will deliver to the Buyer, the various certificates, instruments and documents required to be delivered by the Sellers pursuant to Section 7.2, and (b) the Buyer will deliver to the Sellers the various certificates, instruments and documents required to be delivered pursuant to Section 7.3 and the Purchase Price described in Section 2.2.

     2.4 Assumed Obligations. At the Closing, the Buyer Parties will assume the Assumed Obligations. The Buyer Parties are not assuming any liabilities or obligations of the Business or the Sellers or any of their Affiliates in connection with the transactions contemplated herein other than the Assumed Obligations. It is understood and agreed that the Sellers and their Affiliates shall retain all liability for, and the Buyer Parties and their Affiliates shall not assume or have any obligation with respect to, any Excluded Liabilities.
     2.5 Allocation of Consideration. Seller and Buyer agree to cooperate in good faith to determine reasonable allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. On or prior to the date ninety (90) days after the Closing Date, Buyer shall provide to the Sellers Representative Buyer’s proposed allocation of the Purchase Price. Within thirty (30) days after the receipt of such allocation, the Sellers Representative shall propose to Buyer any changes to such allocation or otherwise shall be deemed to have agreed with such allocation. The Sellers Representative and Buyer shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly and properly completing an Internal Revenue Service Form 8594, and any other forms or statements required by the Code, Treasury Regulations or the Internal Revenue Service, together with any and all attachments required to be filled therewith. The Sellers Representative and Buyer shall file timely any such forms and statements with the Internal Revenue Service. In the event that the Seller Representative proposes changes to the allocation within the thirty-day period described above and the parties have not agreed to the allocation of the Purchase Price within sixty (60) days after the Sellers Representative’s receipt of Buyer’s proposed allocation, any disputed items shall be resolved by Marshall & Stevens Incorporated or such other nationally or regionally recognized appraisal firm as agreed by Buyer and the Sellers Representative (“Appraiser”). The determination of the Appraiser shall be final and binding upon both parties and Buyer and Sellers shall each bear one-half of the costs, fees and expenses of the Appraiser relating to the allocation. The allocation of the Purchase Price shall be revised to take into account subsequent adjustments to the Purchase Price in a manner provided by Section 1060 of the Code and the Treasury Regulations thereunder. The final Purchase Price allocation shall be binding on the Buyer and Sellers for U.S. Tax Reporting purposes, provided that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.
     2.6 Escrow. At the Closing, Eighteen Million Dollars ($18,000,000.00) of the Purchase Price (the “Escrow Amount”) shall be paid by the Sellers to the Escrow Agent to be held in escrow under the terms of the Escrow Agreement attached as Exhibit 2.6 (the “Escrow Agreement”). The Escrow Agreement and any interest earned therein shall be held by the Escrow Agent pursuant to and distributed to the Buyer or the Sellers Representative, as the case may be, in accordance with the terms of the Escrow Agreement.
     2.7 Sellers Representative.
          (a) Each Seller hereby appoints, authorizes and empowers Diamondback (the “Sellers Representative”) to act on behalf of such Seller in connection with, and to facilitate the consummation of, the transactions under this Agreement, which shall include the power and authority (i) to take all actions necessary in connection with (A) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, and (B) the defense or settlement of any claim for which the Sellers or such Seller may be required to indemnify any Buyer Indemnified Party, (ii) to give and receive all notices under this Agreement on behalf of the Sellers or such Seller, (iii) to execute and deliver on behalf of the Sellers and such Seller the certificates to be delivered pursuant to Section 7.2(d), (iv) to execute and deliver on behalf of such Seller such amendments to this Agreement as the Sellers Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement, (v) to terminate this Agreement on behalf of the Sellers, (vi) to determine the allocation of the Purchase Price as contemplated in Section 2.5, and (vii) to take any and all additional actions contemplated to be taken by the Sellers or such Seller under this Agreement.
          (b) Each Seller agrees that:
               (i) The Buyer Parties shall be entitled to rely conclusively on the decisions and instructions of the Sellers Representative as to the settlement of any claims for indemnification of any Buyer Indemnified Party, the delivery of the certificates to be delivered pursuant to Section 8.1(d), the amendment of this Agreement, or any other actions required to be taken by the Sellers Representative on such Seller’s behalf hereunder, and no party hereto shall have any cause of action against the Buyer Parties or the Sellers Representative for any action taken by the Buyer Parties in reliance upon the decisions or instructions of the Sellers Representative;
               (ii) all actions, decisions and instructions of the Sellers Representative undertaken in accordance with the authority and power granted in Section 2.7(a) shall be conclusive and binding upon such Seller, and such Seller shall have no cause of action against the Sellers Representative for any action taken, decision made or instruction given by the Sellers Representative on such Seller’s behalf under this Agreement, except for fraud or intentional breach of this Agreement by the Sellers Representative; and
               (iii) the provisions of this Section 2.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that such Seller may have in connection with the transactions contemplated by this Agreement and shall be binding upon the successors of such Seller.
ARTICLE III
INVENTORIES/PURCHASE PRICE ADJUSTMENT
     3.1 Inventory Adjustment.
          (a) Inventory Procedures. The parties hereto acknowledge that the Purchase Price has been based in part on the Purchased Assets including Inventory as of the Effective Time which is adequate for the operation of the Business in the Ordinary Course of Business and with a value of at least Ten Million Dollars ($10,000,000.00) (the “Inventory Threshold”). For purposes of determining the value of the Inventory as of the Effective Time (the “Inventory Value”), the Inventory included in the Purchased Assets shall be measured and valued at the Effective Time in accordance with the following inventory determination and valuation procedures:

               (i) Beginning ten (10) days prior to the scheduled Closing Date, an independent inventory inspector (the “Inspector”) (mutually satisfactory to both the Buyer and the Sellers Representative), shall conduct a physical count of the Inventory, such physical count to be brought forward and adjusted through the close of business immediately prior to the Effective Time, using the inventory counting and recognition methodologies and practices set forth in Schedule 3.1(a)(i) (“Inventory Count”). The costs and expenses of the Inspector shall be borne 50% by the Sellers and 50% by the Buyer. In connection with the calculation of the Inventory Value, the Buyer and its representatives, if requested by the Buyer, will have reasonable access to all requisite accounting and other records of Sellers, if necessary. The parties will use their respective Reasonable Efforts to cause the Inspector to complete the Inventory Count by no later than one day prior to Closing. The Inventory Count shall be completed no later than three days after the Closing. If the parties cannot agree on the Inventory Value based upon the Inventory Count within three (3) Business Days after the Closing, the parties shall submit such matter to a mutually agreed upon third party for review and resolution, with the fees and expenses thereof to be borne 50% by the Sellers and 50% by the Buyer; and any determination by such party shall be final and binding upon the parties.
               (ii) Promptly following the determination of the Inventory Value, but in no event later than five Business Days after the Closing Date, the Buyer Parties or the Sellers, as the case may be, shall pay by wire transfer to the other Party immediately available U.S. funds in an amount equal to the excess (in the case of the Buyer Parties) or shortfall (in the case of the Sellers) of the Inventory Value as compared to the Inventory Threshold, if any. Notwithstanding the foregoing, to the extent that all or a portion of the Inventory Value is being disputed in good faith, the disputed portion shall not be payable at the time specified in the preceding sentence but instead shall become due and shall be paid within three (3) Business Days following the resolution of such dispute. If not paid when due, interest shall accrue on the amount due at a rate equal to the lesser of (a) 10% per annum or (b) the maximum rate permitted by applicable law.
               (iii) Inventory included in the Inventory Threshold shall be determined in a manner consistent with the presentation of Inventory on the 2007 Annual Financial Statements.
     3.2 Adjustment to Purchase Price. All amounts to be paid under this Article III shall be deemed to be adjustments to the Purchase Price.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS
     As an inducement for the Buyer Parties to enter into this Agreement, the Sellers, jointly and severally, hereby make the following representations and warranties to the Buyer Parties; provided, however, that such representations and warranties shall be subject to and qualified by the disclosure schedules delivered by the Sellers to the Buyer Parties as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Seller Disclosure Schedule”) (it being understood that (a) the disclosure of any fact or item in any section of the Seller Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (b) the disclosure of any matter or item in the Seller Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Material Adverse Effect).
     4.1 Organization. Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. The Sellers are duly licensed or qualified in such jurisdictions in which the ownership or operation of their assets, conduct of their business or the character of their activities is such as to require the Sellers to be so licensed or qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, the only jurisdictions in which the Sellers are qualified to do business are those jurisdictions listed on Schedule 4.1. Each Seller has delivered to the Buyer Parties true and complete copies of the Organizational Documents of such Seller, each as amended to date and presently in effect (collectively, the “Seller Organizational Documents”).
     4.2 Power. Each Seller has all requisite corporate or limited liability company power and authority, as the case may be, to own its properties and assets and to carry on its business as currently conducted.
     4.3 Authority; Enforceability. Each Seller has all requisite corporate and limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to assign and convey the Purchased Assets to the Buyer (or its designee) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of such Seller. This Agreement and each of the Transaction Documents to which each Seller is a party constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”).
     4.4 Consents; Absence of Conflicts. Except as disclosed on Schedule 4.4, neither the execution and delivery of this Agreement or the other Transaction Documents by a Seller, nor the sale of the Purchased Assets or consummation of the transactions contemplated hereby and thereby will: (a) violate or breach, in any material respect, the terms of, cause a default under, conflict with, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, (ii) the Seller Organizational Documents or (iii) any Purchased Contract, Scheduled Intellectual Property or Scheduled Permit; (b) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Purchased Assets; (c) result in the cancellation, forfeiture, revocation, suspension or modification of any Purchased Asset or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority; or (d) with the passage of time or the giving of notice or the taking of any action of any Person have any of the effects set forth in clause (a), (b) or (c) of this Section 4.4 other than any such event described in clauses (a)(i), or (a)(iii) or (d) (as and to the extent it relates to (a)(i) or (a)(iii)) which, individually or in the aggregate, has not had and would not reasonably be expected to materially and adversely impact the Business or the Purchased Assets. Schedule 4.4 lists all Scheduled Contracts, Scheduled Intellectual Property, Scheduled Leases and Scheduled Permits that require consent or notice in connection with the consummation of the transactions contemplated by this Agreement.
     4.5 No Equity Interests. The Purchased Assets do not include any Interest, or any security convertible, exercisable or exchangeable into any Interest, in any Person.
     4.6 Financial Statements. Attached hereto as Schedule 4.6 are copies of (a) the audited balance sheet at December 31, 2007 and the related audited statement of operations for the year then ended (together, the “2007 Annual Financial Statement”), (b) the unaudited balance sheet as of June 30, 2008 (the “Interim Balance Sheet”) and the related unaudited statement of operations for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”), in each case of Diamondback and its direct and indirect subsidiaries and certain variable interest entities described in Note A to the 2007 Annual Financial Statement and (c) the audited balance sheets at December 31, 2005 and 2006 and the related audited statements of operations for the period ended December 31, 2005 and the year ended December 31, 2006 prepared on a carve-out basis to include the assets, liabilities, revenues and expenses of the entities transferred to Diamondback on December 31, 2006, as well as certain allocated activities of Diamondback Energy Services, LLC, as described in Note A thereto (the “Carve-out Financial Statements” and, together with the 2007 Annual Financial Statement and the Interim Financial Statements the “Financial Statements”). Except as set forth on Schedule 4.6, the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, the financial condition and results of operations of the entities reflected therein as of the respective dates thereof and for the respective periods covered thereby, subject, however, to normal non-material year-end audit adjustments and to the absence of notes required by GAAP, and (iii) have been prepared from, and are in accordance with, the Books and Records of Diamondback and the referenced entities.
     4.7 Absence of Changes. Except as set forth on Schedule 4.7, since December 31, 2007:
          (a) There has not been any Material Adverse Effect;
          (b) the Purchased Assets have been operated and maintained in all material respects in the Ordinary Course of Business;
          (c) there has not been any damage, destruction or loss to any material portion of the Purchased Assets, whether covered by insurance or not;

          (d) there has been no merger or consolidation of any Seller with any other Person or any agreement with respect thereto;
          (e) none of the Sellers have mortgaged, pledged or subjected any of the Purchased Assets to any Lien except Permitted Liens;
          (f) other than increases in salary made in the Ordinary Course of Business, none of the Sellers have entered into or modified or amended any employment, consulting, severance or indemnification agreement or an agreement with respect to any bonus (including retention bonuses), with or increased the compensation or benefits to be received by any of the Business Employees, nor have the Sellers incurred or entered into any collective bargaining agreement or other obligation to any labor organization with respect to or covering Business Employees;
          (g) none of the Sellers have instituted or settled any legal actions, suits or other legal proceedings relating to the ownership or use of the Purchased Assets (including their ownership and use in the Business) or which otherwise would reasonably be expected to have a material and adverse impact on the Buyer’s ownership or use of the Purchased Assets; and
          (h) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.
     4.8 Real Property.
          (a) Schedule 4.8(a) lists all real property owned by the Sellers (beneficially or of record) that is used in connection with the ownership and operations of the Business (the “Scheduled Owned Real Property”). Schedule 4.8(a) further reflects where such Scheduled Owned Real Property is used solely by the Sellers in connection with the Business and where other Persons have shared use rights with respect to such Scheduled Owned Real Property. The Sellers have good and marketable title to the Scheduled Owned Real Property free and clear of all Liens, except (i) for Permitted Liens and (ii) Liens disclosed on Schedule 4.8(a)(ii). Except as set forth on Schedule 4.8(a)(ii), each Seller has the full right to sell, convey, transfer/assign and deliver the Scheduled Owned Real Property included in the Purchased Assets to the Buyer, without any required approval, or any restrictions of any kind whatsoever.
          (b) Schedule 4.8(b) lists all leases pursuant to which the Sellers lease or sublease real property for use in connection with the Business (all such listed leases collectively, the “Scheduled Leases, together with the real property covered by the Scheduled Leases and together with the Scheduled Owned Real Property, the “Scheduled Real Property”). Each Scheduled Lease is in full force and effect, and the Person identified as the lessee or sublessee under any particular Scheduled Lease is the lessee or has succeeded to the rights of the lessee under such Scheduled Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens, except (i) for Permitted Liens and (ii) Liens disclosed on Schedule 4.8(b)(i). Except as set forth on Schedule 4.8(b)(ii), there exists no material breach or material default under any Scheduled Leases by any Seller or, to the Knowledge of the Sellers, by any other Person that is a party to such Scheduled Leases. Except as set forth on Schedule 4.8(b)(ii), no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any Scheduled Lease by a Seller or by the Buyer after the Closing or, to the Knowledge of the Sellers, by any other party to any Scheduled Lease. To the Knowledge of the Sellers, no lessor has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any material amount owing under any Schedule Lease except as expressly set forth in said Scheduled Lease.
          (c) The Sellers have furnished the Buyer Parties with true and complete copies of all deeds, Scheduled Leases, title opinions, title insurance policies and surveys in their possession that relate to the Scheduled Real Property, together with copies of all material reports of any engineers, reports of environmental consultants or material reports of other consultants in their possession or control relating to any of the Scheduled Real Property.
          (d) The buildings, structures, fixtures and other improvements located on the Scheduled Real Property included in the Purchased Assets are adequate for the purposes for which they are presently used or held for use without immediate need for repair. The Seller Parties have such rights of ingress and egress to and from the Scheduled Real Property as are adequate for the conduct of the Business as it is presently conducted.
          (e) To the Knowledge of the Sellers, no Seller has received any notice, written or otherwise from any governmental or municipal agency or third party requiring the correction of any material condition with respect to the Scheduled Real Property, or any part thereof, by reason of a violation of any regulation or otherwise which, if not corrected would reasonably be expected to have a material and adverse impact on the Business or Purchased Assets and which remains uncured.
          (f) There are no condemnation or appropriation proceedings pending or, to the Knowledge of Sellers, threatened against any of the Scheduled Real Property.
          (g) The Scheduled Real Property, taken together, constitutes all of the real property, real property interests (including rights-of-way and easements) and associated rights that are used in connection with the operation of the Business as currently operated and as operated since December 31, 2007.
          (h) Except as contemplated by this Agreement, there are no options, rights of first refusal, preferential purchase rights or similar rights to purchase any of the Scheduled Owned Real Property.
     4.9 Personal Property.
          (a) Schedule 4.9(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, tanks, vessels, barges, motor vehicles, trailers and other rolling stock, computers and computer hardware (including processing units, servers, terminals, disk drives, tape drives, printers, keyboards and peripherals) and each other item of tangible personal property used or held for use by the Sellers in connection with the Business having a fair market value of $5,000 or more that is subject to a lease (the “Leased Equipment”). All agreements pursuant to which the Sellers are leasing personal property used in the Business are listed on Schedule 4.9(a).

          (b) Unless listed on Schedule 4.9(a), Schedule 4.9(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, tanks, vessels, barges, motor vehicles, trailers, and other rolling stock, computers and computer hardware (including processing units, servers, terminals, disk drives, tape drives, printers, keyboards and peripherals) and each other item of tangible personal property used or held for use by the Sellers or any of their Affiliates in connection with the Business having a fair market value or book value of $5,000 or more (the “Scheduled Personal Property”). The Sellers have good title to such Scheduled Personal Property free and clear of all Liens except (i) for Permitted Liens and (ii) Liens disclosed on Schedule 4.9(b)(ii).
          (c) The Leased Equipment and the Scheduled Personal Property together with all Inventories, prepaid deposits, bonds, deposits and financial sureties (other than prepaid deposits, bonds, deposits and financial sureties listed on Schedule 2.1 as Excluded Assets) and other items of tangible personal property which have a fair market value and book value of less than $5,000 (such unscheduled personal property, to the extent not listed on Schedule 2.1 as an Excluded Asset, also being included in the Purchased Assets) (collectively, the “Personal Property”) constitute all of the tangible personal property necessary for the ownership, use and operation of the Business consistent in all material respects with the past practices of the Sellers since December 31, 2007 and with the practices of the Sellers as of the date of this Agreement other than tangible personal property disposed of in the Ordinary Course of Business since December 31, 2007. Upon the consummation of the transactions contemplated by this Agreement, the Sellers will transfer and convey to the Buyer good and marketable title to the Personal Property (other than the Leased Equipment) free and clear of all Liens except Permitted Liens. Except as disclosed on Schedule 4.9(c), the Leased Equipment and Personal Property (taken as a whole) are in good working order and repair (taking their age and ordinary wear and tear into account), have been operated and maintained in the Ordinary Course of Business and remain in adequate condition for use consistent with their primary use since December 31, 2007 (or later acquisition date). The Sellers and their Affiliates have not deferred maintenance of any such item in contemplation of the transactions contemplated by this Agreement.
     4.10 Permits. Schedule 4.10 lists all material Permits used or held by any Seller in connection with the conduct of the Business and ownership and operation of the Purchased Assets (the “Scheduled Permits”). If any Scheduled Permit is also used in the conduct of business or operations of Diamondback or its Affiliates (other than the Diamondback Subsidiaries), then Schedule 4.10 shall so reflect such shared usage. The Scheduled Permits constitute all of the material Permits necessary for the ownership, use and operation of the Business and the Purchased Assets as currently conducted and as conducted since December 31, 2007. Except as set forth in Schedule 4.10, the Sellers are not in material violation or material default, and, to the Knowledge of the Sellers, no condition exists that with notice or lapse of time or both would constitute a material violation or material default, under any of the Scheduled Permits.
     4.11 Contracts.
          (a) Schedule 4.11(a) identifies each of the following Contracts used in connection with the Business to which any Seller or any of its Affiliates is a party or by which it or its properties is bound (each such identified Contract, a “Material Contract”):

(1)	any Contract that provides for the payment by any Seller of more than $100,000 in any consecutive 12-month period or more than $200,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving 30 days or less notice of termination to the other party thereto and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(2)	any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by any Seller of goods or services in excess of $100,000 in any 12-month period;

(3)	any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region or other field other than a Contract that (A) is terminable by any party thereto giving 30 days or less notice of termination to the other party thereto and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(4)	any Contract that purports to limit the freedom of any Seller to compete in any line of business or to conduct business in any geographic location;

(5)	any Contract that is for the sale of goods or services in excess of $100,000 and has not been substantially completed by any Seller as of the Closing Date and which (A) was entered into by such Seller on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that such Seller would incur a loss;

(6)	any Contract that was entered into outside of the Ordinary Course of Business of the Sellers;

(7)	any Contract constituting an agreement to share profits or liabilities with a third party or other similar Contract;

(8)	any Contract that creates a capital lease obligation, that constitutes a guarantee of debt of any third Person or that requires any Seller to maintain the financial position of any other Person;

(9)	any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(10)	any Contract creating a Lien (other than a Permitted Lien) on any of the Purchased Assets that will not be discharged at or prior to the Closing;

(11)	any Contract that is to be part of the Purchased Assets or the Assumed Obligations to which, immediately after the Closing, the Buyer is a party, on the one hand, and Diamondback or any Drilling Company or any of their Affiliates is a counter-party, on the other hand;

(12)	any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(13)	any Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party for more than $100,000;

(14)	any Contract relating to the acquisition by any Seller of any operating business or the capital stock of another Person;

(15)	any Contract with independent contractors to provide material services to or for the Business;

(16)	any Contract having a term of more than one year involving fuel purchases for an aggregate purchase price in excess of $100,000;

(17)	any Contract under which any Seller has made advances or loans to any other Person;

(18)	any outstanding agreements of guaranty, surety or indemnification, direct or indirect; and

(19)	any Contract that requires the prior consent of any party to such Contract (other than the applicable Seller) to assign or transfer such Contract.
          (b) Schedule 4.11(b) contains a list of the Contracts (other than Scheduled Leases, Scheduled Permits and Scheduled Intellectual Property) that are used in connection with the Business that are included in the Purchased Assets (such Contracts, the “Scheduled Contracts”).
          (c) True and complete copies (including all amendments) of each Scheduled Contract have been made available to the Buyer Parties. Except as disclosed in Schedule 4.11(c): (i) each Purchased Contract is the legal, valid obligation of the applicable Seller, and to the Knowledge of the Sellers, any other Person party thereto, binding and enforceable against such Seller and, to the Knowledge of the Sellers, any other Person party thereto, in accordance with its terms except as such enforceability may be limited by Creditors’ Rights; (ii) each Purchased Contract has not been terminated, and neither such Seller nor, to the Knowledge of the Sellers, any other Person is in material breach or default thereunder, and to the Knowledge of the Sellers, no event has occurred that with notice or lapse of time, or both, would reasonably be expected to constitute a material breach or default, or permit termination, modification in any manner adverse to such Seller or acceleration thereunder; and (iii) to the Knowledge of the Sellers, no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any material amount owing under any Purchased Contract except as expressly set forth in such Purchased Contract.
     4.12 Intellectual Property
          (a) Schedule 4.12 identifies all patents, patent applications, inventions, disclosures, tradenames, registered trademarks or registered service marks, applications for registrations therefor and registered copyrights and applications therefor, in each case which are used in the conduct of the Business and identifies which of the foregoing are owned by the Sellers (the “Scheduled Intellectual Property”). The Scheduled Intellectual Property, together with the other Intellectual Property Rights primarily used in the conduct of the Business other than the Excluded Assets (the “Seller Intellectual Property”) constitutes all Intellectual Property Rights necessary for the operation of the Business consistent in all material respects with the past practices of the Business since December 31, 2007. Except as disclosed on Schedule 4.12, none of the Seller Intellectual Property is owned or used by Diamondback or its subsidiaries or Affiliates other than the Sellers.
          (b) The Sellers have ownership of, or valid right to use consistent with the past practices of the Business since December 31, 2007, all of the Seller Intellectual Property, free and clear of all Liens other than (i) Permitted Liens and (ii) Liens disclosed on Schedule 4.12(b)(ii). Except as set forth on Schedule 4.12(b)(ii), all consents required under the Seller Intellectual Property in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to the Buyer Parties. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will own and have good and valid title to or the right to use the Seller Intellectual Property free and clear of all Liens except for (i) Permitted Liens, and (ii) Liens disclosed on Schedule 4.12(b)(ii).
          (c) During the three-year period preceding the date of this Agreement, no Seller has been a party to any judicial or administrative proceeding alleging, nor has any Seller been notified during such three-year period of any allegation of, any infringement or misappropriation of any Intellectual Property Rights owned or used by such Seller and related to the Business. There has been no infringement or misappropriation by any Seller of any Intellectual Property Rights of third persons nor has any Seller been notified of any allegation of any such infringement or misappropriation or of any continuing material infringement or misappropriation by any other Person of any of the Seller Intellectual Property. No Seller Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by any Seller or its successors or assignees.
          (d) The Sellers have taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of the Sellers with respect to the Business.
          (e) All statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the Seller Intellectual Property including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.
     4.13 Brokers’ Fees. None of the Sellers or any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer Parties or any of their Affiliates could become liable or obligated.
     4.14 Inventory. The Sellers own their inventory including cement, chemicals, frac sand, purchased goods available for sale and the Packers & Service Tools, Inc. repair parts (“Inventory”) free and clear of all Liens except for (i) Permitted Liens and (ii) Liens disclosed on Schedule 4.14(a)(ii). Except as disclosed on Schedule 4.14(b), such Inventory was acquired for sale in the Ordinary Course of Business and is in good and saleable condition and is not obsolete, slow moving or damaged. Such Inventory is located at the locations as noted on Schedule 4.14(b) and except as set forth on Schedule 4.14(b) none of such Inventory is subject to any consignment, bailment, warehousing or similar arrangement. Except as disclosed on Schedule 4.14(b), all Inventory is carried on the books of the Sellers at the lower of cost or market determined on a first-in, first-out average cost basis.
     4.15 Legal Compliance. With respect to the ownership and use of Purchased Assets (including their ownership and use in the Business), the Sellers and their Affiliates have been and are in compliance in all material respects with all applicable Legal Requirements. The Sellers have not been charged with, or to the Knowledge of the Sellers, been under investigation with respect to, any material violation of any provision of any Legal Requirements in respect of the Business or any of the Purchased Assets. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.15 with respect to Environmental Laws which are covered exclusively in Sections 4.20 and 4.21.
     4.16 Taxes. Except as disclosed on Schedule 4.16, (i) all Tax Returns required to be filed by the Sellers have been duly and timely filed with the appropriate Governmental Authority, (ii) all Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes owed by the Sellers that are or have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on the Sellers have been satisfied, (vi) there are no Liens on any of the Purchased Assets or the Business that arose in connection with any failure (or alleged failure) to pay any Tax, (vii) there is no claim pending or threatened in writing by any Governmental Authority in connection with any such Tax, (viii) none of such Tax Returns are now under audit or examination by any Governmental Authority and (ix) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax.
     4.17 Litigation. Except as set forth in Schedule 4.17, there are no actions, suits or proceedings pending or, to the Knowledge of the Sellers, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against the Sellers or the

Business or the Purchased Assets except for any matter that, if resolved in a manner adverse to any Seller, would not, individually or in the aggregate, reasonably be expected to have a material and adverse impact on the Purchased Assets or the Business or the consummation of the transactions contemplated hereby.
     4.18 Employees; Employee Relations.
          (a) (i) Except as set forth in Schedule 4.18(a), none of the Sellers nor any of their Affiliates is a party to or bound by or is negotiating any collective bargaining agreement or any other arrangements with labor or trade unions or work councils applicable to any Business Employee, nor have the Sellers or any of their Affiliates experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to any Business Employee during the five-year period prior to the date of this Agreement. Except as set forth on Schedule 4.18(a), none of the Sellers or any of their Affiliates has committed any unfair labor practice with respect to any Business Employee during such five-year period. Neither Seller nor any of Seller’s Affiliates is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of any of the Business Employees. To the Knowledge of the Sellers, no organizational efforts are presently being made or threatened by or on behalf of any labor union with respect to any Business Employees.
               (ii) Seller and its Affiliates are in compliance with and have not triggered any requirements under the WARN Act or similar laws with respect to the Business Employees.
          (b) Except as set forth on Schedule 4.18(b), no legal proceedings, charges, complaints, grievances or similar actions have been commenced with any Governmental Authority with respect to the Sellers or their Affiliates with respect to any Business Employee under any federal, state or local laws affecting the employment relationship, and, to the Knowledge of the Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist which would reasonably be expected to give rise to any such proceedings, charges, complaints, or claims. Except as set forth on Schedule 4.18(b), the Sellers and their Affiliates are not subject to any settlement or consent decree with any present or former employee of the Business, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect to employment practices and policies relating to the Business. Except as set forth on Schedule 4.18(b), no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Sellers or any of their Affiliates that affect the Business or Business Employees. Except as set forth on Schedule 4.18(b), all levies, assessments and penalties made against the Sellers or any of their Affiliates with respect to any Business Employee pursuant to any applicable workers’ compensation legislation in the jurisdictions in which the Business is conducted have been paid by the Sellers or their Affiliates.
          (c) Schedule 4.18(c) sets forth a true, correct and complete list, as of the date of execution of this Agreement, of all Business Employees. The list described in the preceding sentence shows each Business Employee’s name, job title, principal place of employment, original hire date, service date, bonus paid or payable for calendar year 2007, current base salary or base wages, accrued and unused time off and vacations as of August 3, 2008 and employer’s name. No changes in such base salary or base wages for such employees have been made, promised or authorized since December 31, 2007, except in the Ordinary Course of Business or as described in Schedule 4.18(c). The compensation and benefits (including vacation benefits) paid or provided with respect to all Business Employees have been reflected in the Financial Statements to the extent required by GAAP. There are no loans or other obligations payable or owing by the Sellers or any of their Affiliates to any Business Employee, except salaries, wages, accrued vacation and salary advances and reimbursement of expenses incurred and accrued in the Ordinary Course of Business, nor are any loans or debts payable or owing by any such Business Employee to the Sellers or any of their Affiliates, nor have the Sellers or any of their Affiliates guaranteed any of such Business Employee’s respective loans or obligations. For the avoidance of doubt, except as provided in Section 6.4, the Sellers acknowledge and agree that all compensation and benefits relating to the period prior to the Effective Time are obligations of the Sellers and are not assumed by the Buyer. There are no contracts of employment with any of the Business Employees except as listed on Schedule 4.18(c). True and complete copies (including all amendments) of each such contract of employment with any of the Business Employees have been provided to the Buyer Parties.
          (d) Schedule 4.18(d) sets forth a list of all Persons who are independent contractors providing material services for the Business. To the Knowledge of the Sellers, each of the Sellers has, for all purposes (including compensation and tax related purposes and benefit plan purposes), properly and correctly classified Persons performing services for the Sellers or the Business as employees, leased employees, independent contractors or agents, as the case may be.
     4.19 Employee Benefit Matters.
          (a) Schedule 4.19 includes a true and complete description of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) which is sponsored, maintained or contributed to or by the Sellers or any of their Affiliates for the benefit of any of the Business Employees (or their beneficiaries), or has been so sponsored, maintained or contributed to within six years prior to the Closing Date or with respect to which the Sellers or any of their Affiliates may have any liability:
               (i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including, but not limited to, each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA if it was subject to ERISA, such as foreign plans); and
               (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.19(a)(i).

          (b) As of the date of this Agreement, Seller has provided to the Buyer true, correct, and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto. There has also been furnished to the Buyer, with respect to each plan required to file such report and description the most recent on Form 5500 and the summary plan description.
          (c) Except as disclosed on Schedule 4.19, the Sellers do not contribute to and have no obligation to contribute to (and have not at any time within six years prior to the Closing Date, contributed to or had any obligation to contribute to), and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. No Plan provides or promises to provide retiree medical, dental or life insurance benefits to any current or former Business Employee.
          (d) There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of the Sellers or any of their ERISA Affiliates that would be, or could become, a liability of the Buyer Parties or any of their Affiliates as of or following the Effective Time. As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Legal Requirement.
          (e) Notwithstanding any other provision of this Agreement to the contrary, Seller shall retain or assume each Plan and associated contract, and the Buyer shall not assume or be liable for any of the obligations or liabilities under any Plan or associated contract.
     4.20 Environmental Matters. Except as disclosed on Schedule 4.20:
          (a) Environmental Authorizations. All material Environmental Authorizations required for the ownership and use of the Purchased Assets as presently used (including their ownership and use in the Business) have been obtained and are in full force and effect. All such material Environmental Authorizations are listed on Schedule 4.10. To the Knowledge of Sellers, there are no facts or circumstances that would reasonably be expected to prevent the Buyer from obtaining timely renewals of Environmental Authorizations required for operation of the Business and use of the Purchased Assets.
          (b) Environmental Compliance. The Purchased Assets (including their ownership and use in the Business) are and have at all times been in compliance in all material respects with the requirements of applicable Environmental Laws and the terms and conditions of applicable Environmental Authorizations. None of the Sellers nor any of their Affiliates have received any written communication from any Environmental Authority or any other Person alleging that any Seller is not in compliance with any Environmental Law or Environmental Authorization applicable to the Purchased Assets or the Sellers’ ownership and use of the Purchased Assets (including their ownership and use in the Business) in circumstances where such alleged non-compliance has not been resolved to the satisfaction of the Environmental Authority or Person making the allegation.
          (c) Environmental Liabilities. There are no present and unresolved actions, activities, circumstances, conditions, events or incidents, including any Release of any Hazardous Materials, with respect to the Business or the Purchased Assets that would reasonably be expected to form the basis for assertion of any Environmental Liability against any owner or operator of the Business or the Purchased Assets as of the Effective Time. There has been no Release of Hazardous Materials in connection with the Business for which all clean-up, remediation and restoration actions required under Environmental Laws have not been fully performed and completed to the satisfaction of the relevant Environmental Authority.
          (d) Environmental Proceedings. There are no Claims pending or, to the Knowledge of the Sellers, threatened against the Sellers or any of their respective Affiliates or any Predecessor with respect to operation of the Business or the ownership or operation of the Purchased Assets, against the Business itself or any property used therein, in which any violation of any Environmental Law is alleged or any Environmental Liability is asserted.
          (e) Environmental Exposure. There has been no exposure of any Person or property to Hazardous Materials in connection with the Sellers’ or its Affiliates’ businesses or operations that would reasonably be expected to form the basis for a claim for damages or compensation.
          (f) Environmental Reports. The Sellers have provided or made available to the Buyer all environmental audits, assessments, studies and correspondence with any Environmental Authority regarding environmental conditions or liability under or compliance with Environmental Laws relating to operation of the Business or the ownership or use of the Purchased Assets that are in the possession or control of any of the Sellers or their Affiliates.
     4.21 Disposal Wells.
          (a) Schedule 4.21(a) lists each disposal well and injection well (“Disposal Well”) owned, leased or operated by the Sellers and included in the Purchased Assets including (i) a physical description of such Disposal Well and of the physical site on which it is located, (ii) identification of the entity which owns such Disposal Well, (iii) the geographical location of such Disposal Well, (iv) a description of all surety or performance bonds or other collateral in favor of a Governmental Authority, Environmental Authority or third party which have been provided or posted with respect to the ownership, operation or permitting of such Disposal Well and (v) whether the land on which such Disposal Well is located is leased or owned.
          (b) Each Disposal Well and Sellers’ ownership, use and maintenance of and reporting with respect to such Disposal Well is in compliance, in all material respects, with all applicable Legal Requirements or Environmental Laws (including the Texas Water Code and the Natural Resources Code and Oklahoma Legal Requirements) and rules and regulations imposed by applicable Governmental Authorities (including the Railroad Commission of Texas). The only materials and substances which have been injected into the Disposal Wells consist of oil field wastes and other substances which are of the type and nature and in amounts allowed under applicable Legal Requirements or Environmental Laws and permits to be injected by the Sellers into such Disposal Wells.
          (c) Schedule 4.21(c) lists each Permit and Environmental Authorization applicable to the Sellers’ ownership, operation or use of each Disposal Well. Such scheduled Permits and Environmental Authorizations are all of the Permits and Environmental Authorizations necessary for the Sellers to own and operate the Disposal Wells and following the transfer and assignment of the Purchased Assets and Permits and Environmental Authorizations hereunder to the Buyer, to the Knowledge of the Sellers, such Permits and Environmental Authorizations will continue to be in full force and effect with respect to the Buyer’s ownership and use of the Disposal Wells in substantially the same manner as used prior to the Closing.
     4.22 Customers, Vendors and Suppliers. Schedule 4.22 contains a list of the top ten customers and suppliers of the Sellers’ stimulation and pumping services segment, completion and production services segment and fluid logistics and well site services segment, respectively, for the year ended December 31, 2007 and the six-month period ended June 30, 2008. Such list further identifies each customer of the Business that represented more than 5% of the revenue of the Business for such periods and each supplier of the Business who represented more than 5% of the expenses of the Business for such periods (each a “Significant Customer or Supplier”). To the Knowledge of the Sellers, as of the date hereof (i) none of the Significant Customers or Suppliers has any present intent to discontinue or substantially alter its business relationship with the Business and (ii) none of the other customers of or suppliers to the Business has any present intent to discontinue or substantially alter its business relationship with the Business which discontinuance or alteration would reasonably be expected to materially and adversely impact the Business.
     4.23 Certain Payments. In connection with the Business, none of the Sellers or any director, officer, agent, employee or other person associated with or acting on behalf of any Seller or any of its Affiliates has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment, (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the Business (or assist a Seller) in connection with any actual or proposed transaction which (x) would reasonably be expected to subject the Purchased Assets or the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (y) if not continued in the future, would reasonably be expected to materially and adversely impact the Business.
     4.24 Insurance. Schedule 4.24 sets forth a true and complete list of all policies, binders, and insurance contracts under which the Purchased Assets are insured (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, and there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.
     4.25 No Undisclosed Liabilities. Except as set forth on Schedule 4.25 or in the Interim Balance Sheet, the Business does not have any liability or contingency that would be required in accordance with GAAP to be reflected on Diamondback’s and its Subsidiaries consolidated balance sheet or the notes thereto, other than liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business which liabilities have not individually or in the aggregate had a material and adverse impact on the Purchased Assets or the Business.
     4.26 Product and Service Warranty. Schedule 4.26 identifies any warranty claim asserted during the one-year period prior to the date hereof in connection with the Business from which the Sellers or any of their Affiliates have incurred costs in excess of $25,000.
     4.27 Assets Necessary to the Business; Related Party Transactions.
     (a) Except as set forth on Schedule 4.27(a), the Purchased Assets transferred to the Buyer at the Closing will constitute all of the assets necessary or required to permit the Buyer to carry on the Business in substantially the same manner as presently conducted and as conducted since December 31, 2007 other than assets disposed of since December 31, 2007 in the Ordinary Course of Business.
     (b) Schedule 4.27(b) describes any material services provided by Diamondback or any of its Affiliates (other than the Diamondback Subsidiaries) in the operation of the Business since December 31, 2007.
     (c) Schedule 4.27(c) describes any material assets owned by Diamondback or any of its Affiliates (other than the Diamondback Subsidiaries) which are or have been used in the operation of the Business since December 31, 2007.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     Each Buyer Party hereby represents and warrants to the Sellers as follows.
     5.1 Organization. Each of Parent and the Buyer is a corporation or limited partnership duly incorporated or formed, validly existing and in good standing under the laws of the state of its formation.
     5.2 Power. Each of the Buyer Parties has all requisite corporate or partnership power and authority to own its properties and assets and to carry on the business as currently conducted.
     5.3 Authority; Enforceability. Each of the Buyer Parties has all requisite corporate or partnership power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer Party is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by all corporate or partnership action necessary on behalf of such Buyer Party. This Agreement and each of the Transaction Documents to which such Buyer Party is a party constitutes the legal, valid and binding obligations of such Buyer Party, enforceable against it in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by such Buyer Party at the Closing have been duly authorized, executed and delivered by such entity and constitute the legal, valid and binding obligations of such Buyer Party, enforceable against it in accordance with their terms, subject to the Creditors’ Rights.
     5.4 Absence of Conflicts. Neither the execution and delivery by any Buyer Party of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, (ii) the Organizational Documents of the Buyer Parties, or (iii) any material Contract to which any Buyer Party is a party or by which it, or any of its properties, is bound; (b) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority or (c) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 5.4.
     5.5 Brokers’ Fees. Except for fees payable by Buyer to Jefferies & Company, Inc. in connection with the transactions contemplated by this Agreement, which are the sole responsibility of Parent, none of the Buyer Parties or any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated. The Buyer Parties agree and covenant to pay any fee payable by the Buyer Parties to any of their advisors in connection with the transactions contemplated by this Agreement.
     5.6 Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by any Buyer Party in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) compliance with and filings under the HSR Act, (ii) applications for required Permits, (iii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement or the other Transaction Documents and (iv) those consents and approvals listed on Schedule 5.6.
     5.7 Litigation. Except as set forth in Schedule 5.7, there are no actions, suits or proceedings pending or, to the Knowledge of the Buyer, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against the Buyer Parties or any of their Affiliates except for any matter that, if resolved in a manner adverse to any Buyer Party, would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of any Buyer Party to perform its obligations under this Agreement or the other Transaction Documents.

ARTICLE VI
COVENANTS
     6.1 Conduct of Business.
          (a) From the date of this Agreement through the Closing, except as set forth on Schedule 6.1, as expressly contemplated by this Agreement, or as consented to by the Buyer in writing, (i) each Seller shall (x) operate its business in the ordinary course, including continuation of maintenance programs, payment of accounts payable and maintenance of capital expenditure programs, and (y) use Reasonable Efforts to preserve intact its business and its relationship with customers, suppliers and others having business relationships with the Sellers and (ii) each Seller shall not:
               (A) liquidate, dissolve, recapitalize or otherwise wind up its business;
               (B) (1) grant or increase any bonus, salary, severance, termination, change of control or other compensation or benefits to any of the Business Employees or make any other enhancement to the terms or conditions of employment applicable to any of the Business Employees, other than in the Ordinary Course of Business, (2) adopt, enter into or amend in any material respect any Plan, (3) enter into any employment agreement with any Business Employee or (4) enter into any collective bargaining agreement or any other arrangements with labor or trade unions or work councils applicable to any Business Employee;
               (C) sell, assign, transfer, lease or otherwise dispose of any material assets included in the Purchased Assets except in the Ordinary Course of Business;
               (D) make, amend or revoke any material election with respect to Taxes relating to the Business or the Purchased Assets other than in the Ordinary Course of Business;
               (E) create any new Liens on any of the Purchased Assets other than Permitted Liens which are created without any affirmative action on the part of the Sellers or Liens which will be removed or released at or prior to the Effective Date;
               (F) change its material business policies or procedures including those relating to collection of account receivables and timely payment of account payables; or
               (G) agree, whether in writing or otherwise, to do any of the foregoing.
          (b) From the date of this Agreement through the Closing, the Sellers shall use Reasonable Efforts to maintain normal Inventory levels in the Ordinary Course of Business.
          (c) The Sellers agree that between signing of this Agreement and the Closing, the Sellers will not enter into (i) any Contract which involves payments by or to a Seller in excess of $250,000 in any twelve month period or in excess of $250,000 in the aggregate over the term of the Contract (including any amendment to any existing Scheduled Contract) or (ii) any Contract between any Seller on the one hand and any Affiliate of Diamondback or Wexford Capital LLC or any of its Affiliates on the other hand without the prior written approval of the Buyer (each Contract so approved by the Buyer, an “Approved Contract”); provided, however, that notwithstanding the foregoing, the Seller Parties may enter into/accept the following (each a “Permitted Order”): (x) purchase orders and work orders pursuant to existing Scheduled Contracts without the consent of the Buyer, so long as such purchase orders and work orders are entered into in the Ordinary Course of Business and are at pricing levels and on terms which are consistent with the Sellers’ past practices and (y) Contracts that would otherwise be prohibited hereunder so long as such Contracts may be terminated by a Seller or Buyer in connection with the Closing without penalty. If any Seller enters into a Contract (or any amendment to a Scheduled Contract) after the date of this Agreement in the Ordinary Course of Business: (i) the Sellers Representative shall promptly notify the Buyer of such Contract and provide a copy of such Contract to the Buyer; (ii) such Contract, if an Approved Contract, a Permitted Order or if entered into in the Ordinary Course of Business and under the threshold amounts set forth in this Section 6.1(c), shall be deemed for all purposes to have been included in the Purchased Contracts on the Closing Date; and (iii) the Sellers’ representations and warranties contained in Section 4.11(c) shall be deemed to apply to such Contracts.
          (d) Sellers agree that between signing of this Agreement and the Closing, Sellers may not dispose of any Purchased Assets used in the Business (other than the sale of Inventory and the use of Inventory and other Purchased Assets, in each case in the Ordinary Course of Business) except with the prior written consent of Sellers. The proceeds from any sale of Purchased Assets by Seller (other than the sale and use of Inventory and other Purchased Assets, in each case in the Ordinary Course of Business) shall be for the account and benefit of Buyer.
     6.2 Non-Competition.
          (a) (i) Each of the Seller Parties, in order to induce the Buyer Parties to enter into this Agreement, expressly covenants and agrees that during the eighteen month period beginning immediately after the Closing Date (the “Restricted Period”) such Seller Party will not, and such Seller Party will cause its Affiliates not to, directly or indirectly, provide within the Prohibited Area any hydraulic fracturing and stimulation services or cementing services (collectively, the “Business Services”) using fracturing units other than fracturing units owned by GWES Holdings LLC or its subsidiaries (collectively, “GWES”) as of the date of this Agreement which have aggregate horsepower of less than 58,000 horsepower or more than two cementing units, respectively (the “Capacity Limits”); provided, however, that the parties acknowledge and agree the provisions of this Section 6.2(a)(i) shall not be deemed to prohibit: (A) the replacement or refurbishment by GWES of such existing equipment so long as the overall aggregate horsepower and capacity of the total equipment used by GWES within the Prohibited Area during the Restricted Period does not exceed the referenced Capacity Limits; or (B) the ownership by any Seller Party or Affiliate of any Seller Party of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; provided such investment is a non-controlling interest and neither Wexford Capital LLC nor any of its Affiliates are actively involved in the management of such entity; or (C) the purchase by a Seller Party or any of its Affiliates of the business or assets of a business or entity where the revenues from Business Services provided by such business or entity, as of its most recent fiscal year-end, did not exceed 20% of its total revenues (such business or assets comprising such Business Services being hereinafter referred to as the “Ancillary Business”), provided that the Ancillary Business (x) does not involve fracturing units with aggregate horsepower in excess of 10,000 horsepower or more than two cementing units or (y) did not generate annual revenues in excess of $36 million as of its most recent fiscal year-end prior to such acquisition, and the Seller Party agrees not to and does not increase the aggregate horsepower or number of cementing units or change or expand the size, number or location of service centers or other facilities of the Ancillary Business in the Prohibited Area during the Restricted Period other than relocation of facilities upon expiration of any lease or relocations within the same general area which do not materially change the scope or geographical reach of the business. If the Ancillary Business involves fracturing units with aggregate horsepower in excess of 10,000 horsepower or more than two cementing units or generated annual revenues in excess of $36 million as of its most recent fiscal year-end prior to such acquisition, then the Seller Party will offer or cause to be offered to the Buyer the right to purchase the Ancillary Business at a mutually agreed upon price or, failing such agreement, at the fair market value of such Ancillary Business as determined by an independent investment banking firm mutually agreeable to Buyer and the Sellers Representative. If the Buyer declines such offer to purchase or fails to commit to acquire such Ancillary Business within thirty (30) days after written notice to it of such offer and provision to it of all relevant information pertaining to the Ancillary Business in the possession of the Seller Party’s or their Affiliates, then the Seller Parties may continue to own and operate such Ancillary Business subject to the foregoing restrictions on increasing horsepower capacity or the number of cementing units or changing or expanding the size, number or location of service centers or other facilities in the Prohibited Area during the Restricted Period; provided further, that the provision of Business Services by GWES or any of their respective successors or assigns within the State of Texas using GWES’ existing equipment (or replacement equipment as referenced above) shall not violate this Section 6.2 provided such activities are managed from GWES’ respective offices or service centers existing as of the date hereof located in Oklahoma, or replacement facilities in substantially the same areas, consistent with business practices prior to the date of this Agreement. For the avoidance of doubt, (i) there shall be no restrictions on Sellers’ or their Affiliates’ ability to provide Business Services or any other services outside the Prohibited Area at any time and (ii) nothing herein shall restrict the Seller Parties or their Affiliates from conducting (A) nitrogen pumping services or (B) fluid pumping services of 30 barrels per minute or less. Notwithstanding the foregoing, during the Restricted Period, the Seller Parties shall not, and shall cause their Affiliates not to, open a service center within a 100-mile radius of Farmington, New Mexico; Cottondale, Alabama; Van Buren, Arkansas or the Appalachian Basin out of which nitrogen pumping services are performed.
               (ii) To the extent that any part of this Section 6.2(a) may be deemed invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.
          (b) The Seller Parties and the Buyer Parties agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 6.2(a)(i) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Buyer Parties. The Seller Parties and the Buyer Parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 6.2, the Buyer Parties shall be entitled to immediate injunctive relief, as any such breach would cause the Buyer Parties irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Buyer Parties from pursuing any other remedies available to them hereunder, at law or in equity for any such breach or threatened breach.
          (c) The Seller Parties hereby represent to the Buyer Parties that they have read and understand, and agree to be bound by, the terms of this Section 6.2. The Seller Parties acknowledge that the geographic scope and duration of the covenants contained in this Section 6.2 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and geographic scope of the operations of the Business throughout the United States and the world, (ii) the Seller Parties’ level of control over and contact with the Business in all jurisdictions in which it is conducted, (iii) the fact that the Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that the Seller Parties are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which the Buyer is paying. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, the parties hereto waive any provision of applicable Legal Requirements that would render any provision of this Section 6.2 invalid or unenforceable.
          (d) At the Closing, the Sellers Representative will deliver to Buyer an acknowledgement letter pursuant to which Wexford Capital LLC (as an Affiliate of the Sellers) acknowledges the existence of and agrees to be bound by and to cause its Affiliates to be bound by the provisions of this Section 6.2.
     6.3 Further Assurances. Each party hereto will, at the request of any other party hereto, take such further actions as are reasonably requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to transfer good and valid title to the Purchased Assets to the Buyer and to further effect the transactions contemplated by this Agreement.
     6.4 Employee and Benefit Matters.
          (a) The Buyer or an Affiliate of the Buyer agrees to offer to hire all of the Business Employees except those Business Employees identified by Buyer in its sole discretion as “Excluded Employees” on Schedule 6.4(a) (“Excluded Employees”) (the “Designated Employees”), at the same base compensation rates paid by Sellers as of the date hereof with such increases thereto between the date hereof and the Closing as may be approved by Buyer (a “Qualifying Offer”). Buyer is not assuming responsibility for any obligations or liabilities with respect to Excluded Employees to whom no offer of employment is made including any obligation for severance or any other benefits. Furthermore, if any Designated Employee to whom an offer of employment is made by Buyer declines an offer of employment made by the Buyer, the Buyer shall have no obligations with respect to such Designated Employee including any obligation for severance or any other benefits, and Sellers shall be responsible for any obligations with respect to such Designated Employee for severance, if applicable, and any other benefits in accordance with the Sellers’ severance plans, policies or arrangements. Designated Employees who become employed by the Buyer on or within ninety days after the Effective

Time are referred to herein as “Continuing Employees.” Subject to the provisions of this Section 6.4, the Buyer agrees to be responsible for all employment-related obligations with respect to Continuing Employees arising from their employment with Buyer from and after the applicable Hire Date. The Hire Date for each such Continuing Employee who actually becomes employed by the Buyer or an Affiliate of the Buyer shall be the Closing Date (effective as of the Effective Time), except with respect to those individuals to whom employment offers were made and (i) who are not Actively Employed as of the Closing Date, in which case the Hire Date shall be the date upon which such individual is able to and does commence active duty with the Buyer or an Affiliate of the Buyer, or (ii) with respect to whom the Buyer and the Seller have agreed will have a later Hire Date.
          (b) On the Effective Time or as soon as administratively feasible thereafter (but in no event later than the time required by any applicable Legal Requirement), Sellers shall pay to each Business Employee all salary and bonus amounts earned as of the Effective Time that has been determined for any prior period but has not been paid. The Buyer agrees to credit Continuing Employees with and be responsible for the payment of all accrued but unpaid paid time off and vacation pay earned with Sellers immediately prior to the Effective Time as reflected on a schedule of Accrued PTO agreed between the Buyer and Seller at or prior to the Closing (the “Accrued PTO”) and the out-of-pocket costs associated therewith shall be the responsibility of the Seller Parties through a reduction of the Purchase Price payable at Closing. The Buyer agrees that the Continuing Employees shall have until December 31, 2009 to use any Accrued PTO, after which time the Buyer shall pay the Continuing Employees for any then unused Accrued PTO.
          (c) Neither the Sellers nor any of their Affiliates has or will, unless acting in accordance with the Buyer’s prior written consent, (i) solicit, encourage or induce any Designated Employee to reject an employment offer from the Buyer or an Affiliate of the Buyer or solicit, encourage or induce any such employee to continue in the employment of the Sellers or any of their Affiliates from and after the Effective Time and (ii) for the period beginning on the Effective Time and ending on the date that is eighteen months after the Effective Time, solicit, encourage or induce any Continuing Employee to become an employee of any Seller or any of its Affiliates or employ or hire any Continuing Employee; provided, however, that generalized searches for employees, not directed towards Continuing Employees, through the use of advertisements in the media (including the trade media), website job postings, or through the engagement of firms to conduct such generalized searches shall not constitute solicitation, encouragement or inducement for purposes of this Section 6.4(d).
          (d) Continuing Employees shall be eligible to participate in any “employee benefit plan” (as defined in Section 3(3) of ERISA), stock purchase, stock option, severance, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA) maintained by the Buyer (“Buyer Plans”) for its similarly situated employees; provided, that nothing herein shall obligate Buyer to establish or maintain any particular form of employee benefit plan or to require it to amend any existing benefit plan or policy.
          (e) To the extent permitted under Buyer Plans, the Buyer agrees to (i) credit each Continuing Employee, for purposes of the Buyer’s vacation policies, for years of service with Sellers, their Affiliates and their predecessors, as the case may be, determined immediately prior to the Effective Time; provided, however, that for 2008 such vacation shall not be less than what they would have been entitled to under Sellers Plans..
          (f) On or before each Continuing Employee’s Hire Date, the Sellers shall (i) take any necessary action to fully vest as of such date the Continuing Employee’s account balances and other accrued benefits under all employee pension benefit plans (as such term is defined in Section 3(2) of ERISA, including but not limited to, employee pension benefit plans, such as foreign plans, that are not subject to the provisions of ERISA) sponsored, maintained or contributed to by the Sellers that are intended to be qualified under Section 401 of the Code, (ii) take such actions, if any, as may be necessary to provide for the distribution to the Continuing Employee of his or her vested account balance under the Diamondback Energy Services LLC 401(k) Plan and the Sooner Trucking 401(k) Plan (the “Seller 401(k) Plans”), (iii) permit the Continuing Employee to elect on his or her Hire Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her account balance under the Seller 401(k) Plans to the extent permitted by applicable Legal Requirements to a defined contribution plan designated by the Buyer (the “Buyer 401(k) Plan”), and (iv) cause the Seller 401(k) Plans to deliver to the Buyer 401(k) Plan as soon as reasonably practicable after such date the promissory notes and other loan documentation, if any, of the Continuing Employee if he or she has elected such a direct rollover in accordance with the procedures prescribed by Seller (and, if the Continuing Employee makes such an election in accordance with such procedures, then Seller shall not permit the Continuing Employee’s loan, if any, to be accelerated under the Seller 401(k) Plans). The Buyer 401(k) Plan shall accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller 401(k) Plan. Seller represents, covenants and agrees with respect to the Seller 401(k) Plan, and the Buyer represents, covenants and agrees with respect to the Buyer 401(k) Plan, that, as of each date of a rollover described in this paragraph, such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code.
          (g) The Sellers shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage.
          (h) Sellers shall be responsible for any liabilities and obligations arising from the termination by Sellers of employment with Sellers or any of their Affiliates of (i) any Excluded Employee to whom no offer of employment is made by Buyer and (ii) any Designated Employee to whom a Qualifying Offer is made by Buyer but who rejects such offer.
          (i) Except as otherwise specifically provided in this Section 6.4, effective as of the Effective Time, (i) Sellers shall (1) cause each Continuing Employee to cease participation in each Plan, (2) make all contributions that are required to be made under each such Plan for periods prior to the Effective Time, and (3) retain all past, present, and future assets, obligations, and liabilities (including contingent liabilities) of Sellers associated with each Continuing Employee under each such Plan, and (ii) the Buyer shall, or shall cause its Affiliates to, cause each Continuing Employee to be covered immediately following the Effective Time (or, if later, such Continuing Employee’s Hire Date) under each of the Buyer Plans maintained by the Buyer or any of its Affiliates under the terms and conditions of such Buyer Plan.

          (j) Except as otherwise provided in Section 6.4(b), the parties hereby agree that the Buyer is not assuming any Plans, and the Sellers or their Plans, as applicable, shall be solely responsible for, and shall satisfy all such obligations to or for the benefit of each Continuing Employee (and where applicable, the covered dependent of such Continuing Employee), all compensation, bonuses and other payments, and all sick pay, vacation pay, and any other benefits otherwise payable under the Plans, including all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare benefit plan (as defined in Section 3(1) of ERISA) expenses, benefits, and claims for each Continuing Employee (or where applicable the eligible beneficiaries and dependents of such Continuing Employee), which are accrued or incurred prior to the Effective Time (or if later, applicable Hire Date) and for which the Sellers or one of their Plans, under its respective terms thereof, is obligated. The Buyer and its Affiliates shall be solely responsible for claims of Continuing Employees and their eligible beneficiaries and dependents under welfare benefit plans (as defined in Section 3(1) of ERISA) that are incurred after the Effective Time (or if later, applicable Hire Date). A medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided; provided, however, that a medical/dental claim with respect to a Continuing Employee (or a covered dependent of a Continuing Employee) who is confined to a hospital or similar facility as of the applicable Hire Date shall be considered incurred before such Hire Date with respect to all medical/dental services rendered and medical/dental supplies provided through and including the date such individual is discharged from the hospital or such facility. Furthermore, any claim for workers’ compensation by a Business Employee resulting from an incident, injury or matter which occurred prior to the Effective Time shall be made against and be the responsibility of the Sellers.
          (k) The parties hereto acknowledge and agree that all provisions contained in this Section 6.4 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall: (i) create any third party beneficiary or other rights (A) in any other Person, including, without limitation, any employees or former employees of Sellers or the Business, any participant in any employee benefit plan maintained by the Buyer or any of its Affiliates, or any dependent or beneficiary thereof, or (B) to continued employment with the Buyer or any of its Affiliates; or (ii) constitute an amendment to any Seller Plan or to any Buyer Plan.
     6.5 Transfer Taxes. The Buyer Parties shall pay all transfer, sales, use, real estate transfer, documentary, stamp or other similar taxes (the “Transfer Taxes”) that arise by reason of the consummation of the transactions contemplated by this Agreement. The Buyer and the Sellers shall cooperate in establishing the applicability of the occasional sale exemption or any other exemption applicable to the purchase of the Purchased Assets. Each party will provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by either party. At the Sellers’ written request, the Buyer shall provide the Sellers with written evidence of the Buyer’s remittance of applicable Transfer Taxes, if any.

     6.6 Apportionment of Ad Valorem and Property Taxes.
          (a) All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Purchased Assets, including, without limitation, taxes indirectly payable pursuant to a Scheduled Lease, with respect to a tax period in which the Closing Date occurs shall be apportioned as of the Closing Date between the Sellers and the Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period.
          (b) The Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all Property Taxes relating to the Purchased Assets for the tax period during which the Closing Date occurs. To the extent Sellers receive invoices for Property Taxes following the Closing which are payable by Buyer, Sellers shall forward such invoices promptly to Buyer. The Buyer shall send to Sellers Representative a statement that apportions the Property Taxes between the Sellers and the Buyer based upon Property Taxes actually invoiced and paid to the taxing authorities by the Buyer for the tax year which includes the Closing Date, with the Sellers being responsible for the Property Taxes attributable to the period prior to and including the Closing Date. This statement shall be accompanied by proof of the Buyer’s actual payment of such Property Taxes for such tax year. Within 30 days of receipt of such statement and proof of payment, the Sellers shall reimburse the Buyer for their pro-rated portion of such Property Taxes.
     6.7 Apportionment of Certain Post-Closing Payments.
          (a) If, after the Effective Time, the Buyer shall pay any amounts which constitute an Excluded Liability, then following such payment, the Buyer shall send to the Sellers Representative a statement that identifies the Excluded Liability paid by the Buyer, accompanied by evidence of such payment and such other documentation related thereto as the Sellers Representative may reasonably request. Within ten (10) Business Days of receipt of such statement and related documentation, the Sellers shall either (i) cause the Sellers Representative to provide written notice to the Buyer of any objections to such statement and/or documentation or (ii) reimburse the Buyer for its pro-rated portion of such obligations as shown on such statement.
          (b) If, after the Effective Time, Parent, Buyer or any of their Affiliates shall receive any amounts constituting Excluded Assets, including but not limited to accounts receivables, or any documents, correspondence or other communications regarding Excluded Liabilities, such receiving party shall deliver such amounts, documents, correspondence or other communications to the Sellers’ Representative promptly and, in any event, within five (5) Business Days of its receipt thereof.
          (c) If, after the Effective Time, any of the Sellers or their Affiliates shall receive any amounts attributable to the conduct of business by Buyer post-Closing or any documents, correspondence, and other communications regarding the Purchased Assets or Buyer’s business post-Closing, such receiving party shall deliver such amounts, documents, correspondence or other communications to the Buyer promptly and in any event within five (5) Business Days of its receipt thereof.

     6.8 Non-Consent Contracts. If the Sellers fail to obtain any consent, approval or waiver listed on Schedule 4.4 (or if any such consent, approval or waiver is otherwise not in full force and effect) as of the Closing, then, in the case of each Contract as to which such consent, approval or waiver was not obtained (or otherwise is not in full force and effect) (the “Non-Consent Contracts”), notwithstanding anything to the contrary in this Agreement, neither this Agreement, nor the Assignment and Assumption Agreements, nor any other document related to the consummation of the transactions contemplated hereby shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Non-Consent Contracts, and, following the Closing, the parties shall cooperate with each other to obtain the consent, approval or waiver relating to each Non-Consent Contract. Pending the obtaining of such consent, approval or waiver relating to any Non-Consent Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Buyer the benefits and burdens of use of each Non-Consent Contract for its term (or any right, benefit, obligation or duty arising thereunder, including the enforcement for the benefit of the Buyer of any and all rights of the Seller or its Affiliates against a third party thereunder). After the consent, approval or waiver for the sale, assignment, assumption, transfer, conveyance and delivery of a Non-Consent Contract is obtained, the Seller shall promptly assign, transfer, convey and deliver such Non-Consent Contract to the Buyer, and the Buyer shall assume the obligations under such Non-Consent Contract assigned to the Buyer from and after the date of assignment to the Buyer pursuant to a separate assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreements (which separate agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to the Buyer).
     6.9 Books and Records. The Sellers acknowledge and agree that, from and after the Closing, the Buyer will be entitled to originals or copies of all Books and Records related to the Business and the Purchased Assets. The Sellers will, at the Effective Time, deliver to the Buyer such originals or copies of all Books and Records, which delivery may include delivery-in-place at the Scheduled Real Property.
     6.10 Certain Information.
          (a) After the Closing, upon reasonable written notice, the Buyer Parties, on the one hand, and the Sellers, on the other hand, shall furnish or cause to be furnished to the other and their respective directors, officers, employees, consultants, agents, accountants, counsel, financial advisors and other representatives (collectively, “Representatives”) access, during normal business hours and upon reasonable prior notice, to such information (including records pertinent to the Purchased Assets, the Excluded Assets, the Assumed Obligations or the Excluded Liabilities), personnel and properties together with assistance relating to the Purchased Assets, the Excluded Assets, the Assumed Obligations and the Excluded Liabilities as is reasonably necessary for verification of calculations delivered by either party pursuant to Sections 6.6 or 6.7, financial reporting purposes, the preparation by the Sellers and their auditors of audited statements for the Business (including for historical periods), the preparation and filing of any returns, reports or forms or the defense of, or response required under, or pursuant to, any lawsuit, action proceeding, audit or investigation by a third party which is not related to any of the Sellers. After the Closing, the Buyer Parties and the Sellers agree to deliver promptly to the other all mail and other documents received by such party to which the other party is entitled under this Agreement. The Buyer Parties and the Sellers shall, and shall cause their Affiliates to, retain after the Closing Date all such records pertinent to the Purchased Assets, the Excluded Assets, the Assumed Obligations and the Excluded Liabilities, respectively, that are owned by such Person immediately after the Closing until the later to occur of (i) the expiration of three years with respect to the subject matter described in such records or (ii) the final resolution of any outstanding claim or proceeding with respect to the subject matter described in such records. After the end of such period, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other’s cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select.
          (b) Notwithstanding anything else set forth herein to the contrary, in no event shall Sellers or the Buyer Parties, or any of their respective Affiliates, be obligated under this Agreement to disclose to any other party or parties (i) any information the disclosure of which is restricted by contract or applicable law except in strict compliance with the applicable contract or law, (ii) any information pertaining to the litigation proceedings as to which the attorney-client privilege may be applicable, or (ii) any personnel files, workers’ compensation files, employee medical files, other employee Books and Records, affirmative action plans or related Books and Records, the transfer of which is restricted by law except as required by valid subpoena or court order and then only in strict compliance with applicable law, subpoena or court order. If privileged and/or attorney work product documents or information, including communications between any party hereto or its Affiliates and any of their respective counsel, are disclosed to any other party pursuant to or in connection with this Agreement and the transactions contemplated hereby, then the Sellers and the Buyer Parties hereby acknowledge and agree that (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, and (iii) the receiving party will promptly return to the disclosing party all copies of such documents or information in its possession or in the possession of its Affiliates or Representatives. Additionally, the Sellers and the Buyer Parties agree that they and their Affiliates shall not waive the attorney-client, work product, or like privilege of the other party with respect to any of such documents or information, without the other party’s prior written consent.
     6.11 Publicity. Except as required by a court of competent jurisdiction or applicable Legal Requirements, including applicable securities laws and regulations including in connection with any proposed financing or offering by any party, none of the parties hereto nor any of their respective Affiliates or Representatives shall, without the prior consent of the other parties (which shall not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement.
     6.12 Regulatory Filings. From the date of this Agreement until the Closing, each of the Buyer Parties and the Sellers shall, and shall cause their respective Affiliates to (a) make or cause to be made the filings required of such party or any of its Affiliates under any applicable Legal Requirements with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (b) cooperate with the other party and furnish all information in such party’s possession that is necessary in connection with such other party’s filings, (c) use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other applicable Legal Requirements with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (d) promptly inform the other party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (e) consult and cooperate with the other party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (f) comply, as promptly as is reasonably practicable, with any requests received by such party or any of its Affiliates under any applicable Legal Requirements for additional information, documents or other materials, (g) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (h) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any applicable Legal Requirement. If a party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other party reasonable prior notice of, and an opportunity to participate in, such meeting.
     6.13 Access. The Sellers shall afford to the Buyer and its Representatives reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Closing to the properties, books, contracts and records relating to the Purchased Assets and appropriate officers and employees of the Sellers and during such period shall furnish promptly to the Buyer and its Representatives any information concerning the Purchased Assets as the Buyer may reasonably request; provided, however, that the Sellers are under no obligation to disclose to the Buyer or its Representatives (i) any information the disclosure of which is restricted by contract or applicable law except in strict compliance with the applicable contract or law, (ii) any information as to which the attorney-client privilege may be applicable and (iii) personnel files, workers’ compensation files, employee medical files (including employee “protected health information” (as defined in the HIPPA Standards for Privacy of Individually Identifiable Health Information, 45 CFR Part 146)) and other employee Books and Records and affirmative action plans and related Books and Records. Except with respect to certain information pertaining to the Barge Litigation, there are no documents, data or information being withheld by Sellers from Buyer pursuant to Section 6.10(b)(i) or (ii). Each Buyer Party acknowledges that any information being provided to it or its Representatives by the Sellers or any of their Affiliates or Representatives pursuant to or in connection with this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Access pursuant to this Section 6.13 shall not include the Buyer’s access for the purpose of conducting any environmental site assessment or sampling of any media whatsoever other than the Phase I Reports referenced in Section 6.20. The Buyer agrees to review, and cause its Representatives to review, all information provided hereunder in a manner that does not interfere unreasonably with the Business and the prompt discharge by the Sellers’ employees of their duties.
     6.14 Third-Party Approvals; Cooperation.
          (a) The Buyer Parties and the Sellers shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents, approvals and

Permits of third parties that any of the Buyer Parties, the Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
          (b) The Sellers shall use Reasonable Efforts to provide, and shall use Reasonable Efforts to cause their Affiliates to provide, and shall use their respective Reasonable Efforts to cause the respective Representatives of the Sellers to provide to the Buyer Parties its or their reasonable cooperation in connection with the Buyer’s financing for the transactions contemplated hereby, upon the Buyer’s request with reasonable prior notice. In the event that the Buyer Parties request Seller Party support with respect to participation in a roadshow, communication with rating agencies, communication with investors or similar such support, the Buyer Parties shall first enter into an indemnification agreement with the Seller Parties on customary terms reasonably satisfactory to the Seller Parties. All out-of-pocket costs and expenses incurred by the Sellers in connection with the performance by the Sellers of their obligations pursuant to this Section 6.14(b) shall be paid by the Buyer Parties. Any actions by or on behalf of the Sellers pursuant to this Section 6.14(b) shall be at the sole risk of the Buyer Parties, and the Buyer Parties may not claim, allege or otherwise assert that any acts or omissions by a Seller or any of its Affiliates or Representatives under this Section 6.14(b) were responsible, directly or indirectly, for any failure by the Buyer Parties to obtain any Buyer Party financing.
          (c) Each of the Sellers, on the one hand, and the Buyer Parties, on the other hand, shall use its Reasonable Efforts to avoid the entry of, or to have vacated or terminated, any decree, order, ruling or injunction that would restrain, prevent or delay the Closing and, if any Governmental Authority shall have issued any decree, order, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the Sellers and the Buyer Parties shall use its Reasonable Efforts to have such decree, order, ruling or injunction or other action declared ineffective as soon as practicable.
          (d) Prior to the Closing, the Sellers shall assist the Buyer in and use Reasonable Efforts to facilitate the preparation of financial statements of the Sellers for historical periods to the extent necessary or required in connection with Buyer’s efforts to obtain the Third Party Financing, which assistance shall include providing access to information relating to the Business in the possession of or available to the Sellers, providing management letters to auditors with respect to historical periods and discussing the historical business and operations of the Sellers with the Buyer and its auditors and other Representatives and the Sellers’ auditors, in each case during regular business hours and upon reasonable notice. All out-of-pocket costs and expenses incurred by the Sellers in connection with the performance by the Sellers of their obligations pursuant to requests by Buyer under this Section 6.14 shall be paid by Buyer.
     6.15 No Additional Representations. Each Buyer Party acknowledges and agrees that neither the Sellers nor any of their Representatives has made any representation or warranty, express or implied, with respect to the Business or the Purchased Assets or Assumed Obligations or the accuracy or completeness of any information regarding the Business, the Purchased Assets or the Assumed Obligations, except as expressly set forth in this Agreement or in the other Transaction Documents.

     6.16 Supplemental Disclosure. From time to time after the date hereof but prior to two (2) days preceding the Closing Date, the Sellers shall have the right to supplement or amend (by written notice to the Buyer Parties) the Seller Disclosure Schedule with respect to any matter that occurs after the date hereof in the Ordinary Course of Business which, if existing at or occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to update any information in the Seller Disclosure Schedule which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Section 8.1 or the existence of a termination right pursuant to Section 9.1(b), no supplement or amendment to the Seller Disclosure Schedule shall (a) eliminate the Buyer’s right, if any, to terminate this Agreement pursuant to Section 9.1(b) or (b) constitute a cure pursuant to Section 9.1(b). Any supplement to the Disclosure Schedule permitted by this Section 6.16 shall not include matters which occurred prior to the date of this Agreement but were not included in the initial Disclosure Schedule delivered by Sellers at signing. After the Closing, the Seller Disclosure Schedule shall be deemed for the purposes of Article VI hereof, to include and reflect such supplements and amendments made in accordance with this Section 6.16 prior to the Closing Date.
     6.17 Insurance. Each Buyer Party acknowledges and agrees that effective upon the Closing, all insurance policies carried by or for the benefit of the Sellers or any of their Affiliates with respect to the Purchased Assets and the operation, activities and liabilities of the Business (the “Seller Insurance Policies”) may be terminated or modified by Sellers or deemed by the language of such policies to exclude coverage of the Purchased Assets and the activities, liabilities and operations of the Business. Following the Closing, the parties shall cooperate (at their own respective cost and expense) in submitting any claims under any of the Seller Insurance Policies arising out of occurrences prior to the Closing. Each Buyer Party acknowledges that the Sellers shall not have any responsibility for obtaining or maintaining any insurance or bearing any liability with respect to the Purchased Assets relating to or directly or indirectly arising out of events occurring subsequent to the Closing.
     6.18 Third Party Financing.
          (a) The Buyer represents that prior to the execution of this Agreement the Parent filed with the Securities and Exchange Commission a registration statement on Form S-3 (the “Shelf Registration”) to facilitate certain offerings of debt and equity by the Buyer. The Buyer Parties hereby covenant: (a) to use Reasonable Efforts to obtain the Third Party Financing as soon as practicable following closing taking into consideration prevailing market conditions; and (b) to keep Sellers reasonably informed of Buyer Parties’ efforts to obtain the Third Party Financing.
          (b) Nothing in this Section 6.18 shall supersede the provisions of Section 9.2(b).
     6.19 Confidentiality. The Sellers agree that, until the third anniversary of the Closing, any confidential and proprietary information (including pricing and billing structures) that relate to the Business or the Purchased Assets and has competitive value (the “Confidential Information”) shall be maintained in confidence and shall not be used or divulged by the Seller Parties or their Affiliates to any Person (including any portfolio companies in which Wexford

Capital LLC has direct or indirect ownership interest), provided that for purposes hereof Confidential Information shall not include information which (i) was not, directly or indirectly, obtained from a Seller Party but was obtained by the Affiliate from a third party who, to the knowledge of such recipient, had no duty of confidentiality to the Sellers or was independently developed without use of any Confidential Information relating to the Business or Purchased Assets or (ii) is generally known in the industry or becomes publicly available (other than by disclosure in breach of this Section 6.19), or as required by applicable Legal Requirements, including applicable securities laws and regulations; provided that, where possible, if required to make disclosures under applicable Legal Requirements, the Sellers will to the extent reasonably practicable provide written notice and an opportunity to the Buyer to request, at its sole cost and expense, that such disclosures receive confidential treatment. Notwithstanding the foregoing, nothing contained in this Section 6.19 shall prohibit any Affiliate of a Seller Party from using any information which does not constitute Confidential Information which is in its possession as of the date of this Agreement in the ordinary course of its business in a manner consistent with existing or past practices.
     6.20 Phase I Reports.
          (a) Between the signing and the Closing, the Seller Parties shall permit the Buyer Parties to have access to the Scheduled Owned Real Property and shall use Reasonable Efforts to assist the Buyer Parties in obtaining access to the Real Property subject to the Scheduled Leases, in each case for the purpose of conducting at the Buyer Parties’ sole cost and expense a Phase I environmental site assessment (including a Phase I environmental site assessment as developed by the American Society of Testing and Materials and designated as E1527-05 and “All Appropriate Inquiry” standard assessment as developed by the U.S. Environmental Protection Agency and codified in 40 C.F.R. Part 312, or analogous assessment); provided, however, that such Phase I access shall not include sampling of any media whatsoever, intrusive or otherwise, without the prior approval of the Sellers Representative, and provided further that the Buyer Parties shall provide the Sellers Representative with copies of any resulting reports, summary charts or audits as promptly as practicable following any Buyer Party’s receipt thereof (but, in any event, prior to Closing), whether in the form of final or draft documentation. The Buyer Parties shall use Reasonable Efforts to complete the Phase I environmental site assessments as promptly as practicable, but, in any event, no later than 30 days following the execution of this Agreement. Any consultants selected by the Buyer Parties to conduct the Phase I environmental site assessments shall be reasonably acceptable to the Sellers Representative.
          (b) In the event that a Phase I Report reflects a potential environmental matter which would reasonably be expected to materially and adversely impair Buyer’s ability to conduct the Business in substantially the same manner as conducted prior to the Effective Time, then Buyer will be entitled to terminate this Agreement by providing written notice of termination to the Sellers Representative unless (i) Sellers remedy the environmental matter prior to Closing or (ii) Sellers and Buyer mutually agree to a plan of action pursuant to which Sellers will remedy the environmental matter following the Closing. If applicable, Sellers and Buyer agree to use their respective reasonable, good faith efforts to reach a mutually acceptable plan of action.

     6.21 Change of Corporate Name. Promptly after the Closing Date, Sellers shall take such action as may be necessary to cause each applicable Seller to change its corporate name so that it does not contain the words “Sooner,” “Packers” or “Total.” The Sellers Representative shall provide Buyer with evidence of such change in corporate names of the applicable Sellers required by this Section 6.21 within ten (10) Business Days after such change has been made. Buyers acknowledge that they are acquiring no right, title or interest in and to the name “Diamondback,” provided that nothing herein will prohibit Buyer from displaying the Diamondback name on rolling stock, signage and other assets during the transition period following the Closing during which Buyer is removing references to “Diamondback” from such assets, which period shall not extend beyond 120 days after the Effective Time.
ARTICLE VII
CLOSING; CLOSING DELIVERIES
     7.1 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, TX 75201 commencing at 9:00 a.m., local time, on the date which is three Business Days following all of the conditions in Article VIII being satisfied or waived or such other closing date as may be agreed by the Sellers and the Buyer (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m., Houston, Texas time, on the Closing Date (the “Effective Time”).
     7.2 Seller Deliveries. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Buyer Parties:
          (a) Bill of Sale. A bill of sale in the form attached as Exhibit 7.2(a) hereto and other required assignment or conveyance documents for all of the Purchased Assets that are Personal Property, duly executed by the applicable Sellers;
          (b) Warranty Deed. A warranty deed in the form attached as Exhibit 7.2(b) hereto and other required assignment or conveyance documents relating to the Scheduled Owned Real Property included in the Purchased Assets (the “Warranty Deed”) duly executed by the applicable Sellers;
          (c) Assignment and Assumption Agreement. An assignment and assumption agreement in the form attached as Exhibit 7.2(c) hereto and other required assignment or conveyance documents providing for the assignment to the Buyer of (other than the Excluded Assets) (i) all of the Scheduled Permits, to the extent transferable, (ii) all of the Purchased Contracts, subject to Section 6.8, (iii) all of the Seller Intellectual Property, and (iv) all other intangible personal property of the Sellers that constitutes a portion of the Purchased Assets and for the assumption by the Buyer of the Assumed Obligations (the “Assignment and Assumption Agreement”), duly executed by the Sellers;
          (d) Secretary Certificate. A certificate, dated on or about the Closing Date, signed by the secretary of each Seller certifying (i) that all actions by such Seller required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents have been taken and setting forth copies of such actions and (ii) the accuracy of the specimen signature(s) of the officer(s) of such Seller executing this Agreement and the other Transaction Documents;
          (e) Public Certificates. Copies of certificates of existence and good standing for the Sellers issued by the appropriate public officials of the states of formation, dated as of a recent date;
          (f) Tax Forms. Internal Revenue Service Forms W-9 for each of the Sellers;
          (g) Section 1445 Certificates. A non-foreign affidavit of each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury regulations issued pursuant to Code Section 1445, stating that such Seller is not a “foreign person” as defined in Code Section 1445;
          (h) Credit Agreement Lien Release. Evidence of the release of Liens on the Purchased Assets relating to that certain Credit Agreement, dated as of June 3, 2008, among Diamondback, Diamondback Energy Services, Inc., certain subsidiaries thereof, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, lead arranger, and sole bookrunner and Bank of America, National Association, JPMorgan Chase Bank, National Association, and Natixis, as Co-Documentation Agents; and
          (i) Other Documents. All other documents reasonably requested by the Buyer Parties to be delivered by the Sellers in connection with the consummation of the transactions contemplated by this Agreement.
     7.3 The Buyer Deliveries. At the Closing, the Buyer Parties shall deliver or cause to be delivered:
          (a) Purchase Price. The cash amount to be delivered to the Seller pursuant to Section 2.2;
          (b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by the Buyer;
          (c) Buyer Secretary Certificate. A certificate, dated the Closing Date, signed by the secretary of the Buyer certifying on behalf of the Buyer (i) that all actions by the Buyer required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents provided for herein, have been taken and setting forth copies of such actions and (ii) the accuracy of the specimen signature(s) of the officer(s) or other authorized representative(s) of the Buyer executing this Agreement and the other Transaction Documents;
          (d) Parent Secretary Certificate. A certificate, dated the Closing Date, signed by the secretary of Parent certifying on behalf of Parent (i) that all actions by Parent required to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents provided for herein, have been taken and setting forth copies of such actions and (ii) the accuracy of the specimen signature(s) of the officer(s) or other authorized representative(s) of Parent executing this Agreement and the other Transaction Documents; and

          (e) Other Documents. All other documents reasonably requested by the Sellers to be delivered by the Buyer Parties in connection with the consummation of the transactions contemplated by this Agreement.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS
     8.1 Conditions to Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Buyer:
          (a) The consents and approvals (including the receipt of required Permits) identified on Schedule 8.1(a) shall have been duly made, given or obtained and shall be in full force and effect;
          (b) Each of the representations and warranties of the Sellers contained in this Agreement (i) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in both instances as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) The Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;
          (d) The Sellers shall have delivered to the Buyer a certificate signed by the Sellers Representative dated the Closing Date, certifying that the conditions specified in Sections 8.1(b) and 8.1(c) have been fulfilled;
          (e) There shall not be in force any law restricting or prohibiting the consummation of the transactions contemplated by this Agreement;
          (f) Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect;
          (g) The Buyer shall have obtained the Third Party Financing;
          (h) Any applicable waiting period under the HSR Act shall have expired or been terminated;
          (i) Buyer and the lessors of the related party Scheduled Leases listed on Schedule 8.1(i) shall have entered into amendments to such related party Scheduled Leases to divide the lease space in the office building located at 14301 Caliber Drive in Oklahoma City, Oklahoma between Purchaser and Diamondback Holding as set forth on Schedule 8.1(i) and (ii)

to amend the term of all such related party Scheduled Leases assumed by Buyer as reflected on Schedule 8.1(i);
          (j) Sellers shall have repaired the roof of the building located at the Sellers’ Cresson, Texas facility which roof was damaged by acid fumes or shall have been paid to Buyer a cash amount necessary to repair such roof; and
          (k) Buyer and the Persons listed on Schedule 8.1(k) shall have entered into employment agreements mutually agreeable to Buyer and such Persons.
     8.2 Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such Sellers:
          (a) The consents and approvals identified on Schedule 8.2(a) shall have been duly made, given or obtained and shall be in full force and effect;
          (b) Each of the representations and warranties of the Buyer Parties contained in this Agreement (i) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects and (ii) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct, in both instances as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) The Buyer Parties shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties on or before the Closing;
          (d) The Buyer Parties shall have delivered to the Sellers a certificate, dated the Closing Date, certifying that the conditions specified in Sections 8.2(b) and 8.2(c) have been fulfilled;
          (e) There shall not be in force any Legal Requirement restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
          (f) The Buyer shall have entered into a transition services agreement in the form attached as Exhibit 8.2(f) hereto (the “Transition Services Agreement”); and
          (g) Any applicable waiting period under the HSR Act shall have expired or been terminated.
ARTICLE IX
TERMINATION
     9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

          (a) by the mutual consent of the Buyer and the Sellers Representative as evidenced in writing signed by each of the Buyer and the Sellers Representative;
          (b) by the Buyer (i) if there has been a material breach by the Sellers of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Sellers within 30 days after written notice thereof to the Sellers Representative from the Buyer or (ii) pursuant to Section 6.20(b);
          (c) by the Sellers Representative, if there has been a material breach by the Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Buyer Parties within 30 days after written notice thereof from the Sellers Representative;
          (d) by either the Buyer or the Sellers Representative if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (e) by the Buyer or the Sellers Representative if the Closing has not occurred on or before October 31, 2008, and (ii) such later date as the parties may agree upon (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available if a party’s failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.
     9.2 Effect of Termination; Break Up Fee.
          (a) Except as set forth in Section 9.2(b) below, in the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, however, that nothing herein shall release any party from liability for any breach of this Agreement occurring prior to such termination.
          (b) In the event that all of the conditions to Buyer’s obligation to close the transaction have been satisfied or waived by Buyer except for the condition set forth in Section 8.1(g) and the Sellers Representative or Buyer terminates this Agreement pursuant to Section 9.1(e), then the Buyer shall pay to Sellers an aggregate fee equal to Fifteen Million Dollars ($15,000,000.00) (the “Break Up Fee”) within two Business Days following receipt of such notice from Sellers Representative. Any portion of the Break Up Fee not paid when due shall accrue interest at the rate equal to the lesser of (i) ten percent (10%) per annum and (ii) the highest rate allowed under applicable law. The parties acknowledge and agree that the amount of the Break Up Fee is not intended as a penalty and does not have the legal effect of a penalty but instead is intended as liquidated damages in full satisfaction of any obligations under this

Section 9.2(b). The Parties acknowledge and agree that in the event of a termination of this Agreement by the Sellers Representative or Buyer pursuant to Section 9.1(e) when all of the conditions to Buyer’s obligation to close the transaction have been satisfied or waived other than Section 8.1(g) the Sellers’ sole and exclusive remedy shall be to receive the Break Up Fee.
     9.3 Survival. Notwithstanding the foregoing, the provisions of Article XI and the Confidentiality Agreement (which shall continue in accordance with its terms) shall survive any termination under this Article IX.
ARTICLE X
INDEMNIFICATION
     10.1 Indemnities of the Seller.
          (a) Seller Indemnified Liabilities. Subject to the provisions of this Article X, from and after the Closing, Diamondback and the Sellers, jointly and severally, shall indemnify, defend and hold harmless each Buyer Party, such Buyer Party’s Affiliates and their respective directors, officers, employees, agents, consultants and representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities,” and individually as a “Seller Indemnified Liability”): (i) any representation or warranty made by any of the Sellers in this Agreement or the other Transaction Documents not having been true and correct; (ii) any breach by any of the Sellers of any covenant or obligation of such Sellers in this Agreement; and (iii) any Excluded Liability.
          (b) Time Limitations. The representations and warranties made by the Sellers in this Agreement or in any certificate related to such representations and warranties shall survive the Closing and continue in full force and effect for twelve (12) months thereafter and no Claim Notice under Section 10.1(a)(i) may be made by any Buyer Indemnified Party with respect to any breach of a representation or warranty after such date except that representations and warranties in Sections 4.2 (Power), 4.3 (Authority; Enforceability) and 4.13 (Brokers’ Fees) and with respect to title to any of the Purchased Assets (including the title representations set forth in Sections 4.8, 4.9, 4.12 and 4.14) shall survive indefinitely and representations and warranties in Section 4.16 (Taxes) shall survive for the applicable statutory limitations.
     10.2 Indemnities of the Buyer.
          (a) The Buyer Indemnified Liabilities. Subject to the provisions of this Article X, from and after the Closing, the Buyer and the Parent, jointly and severally, shall indemnify, defend and hold harmless the Sellers, the Sellers’ Affiliates and their respective directors, officers, employees, agents, consultants and representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”): (i) any representation or warranty made by the Buyer Parties in this Agreement or in any certificate related to such representations and warranties not having been true and correct; (ii) any breach by any Buyer Party of any covenant or obligation of such Buyer Party in this Agreement; and (iii) any Assumed Obligation.

          (b) Time Limitation. The representations and warranties made by the Buyer Parties in this Agreement or in any certificate related to such representations and warranties shall survive the Closing and continue in full force and effect for twelve (12) months thereafter and no Claim Notice may be made by any Seller Indemnified Party under Section 10.2(a)(i) with respect any breach of a representation or warranty after such date except that representations and warranties in Sections 5.2 (Power), 5.3 (Authority; Enforceability) and 5.5 (Brokers Fees) shall survive indefinitely.
     10.3 Limitations on Indemnification Liability.
          (a) Any Claims the Buyer Indemnified Parties make under this Article X will be limited as follows:
               (i) Cap. Sellers’ aggregate liability for money Damages under Section 10.1(a)(i) will not exceed Forty Million Dollars ($40,000,000) (the “Cap”); provided, however, that the limitation contemplated hereby will not be applicable with respect to (A) breaches of Sections 4.2 (Power), 4.3 (Authority; Enforceability), 4.13 (Broker’s Fees) and 4.16 (Taxes) and breaches of representations and warranties with respect to title to the Purchased Assets (including title representations set forth in Sections 4.8, 4.9, 4.12 and 4.14) or (B) instances of fraud by any Seller Party.
               (ii) Basket. Sellers will have no liability for money Damages pursuant to Section 10.1(a)(i) (other than breaches of Sections 4.2 (Power), 4.3 (Authority; Enforceability), 4.13 (Brokers’ Fees) and 4.16 (Taxes) and breach of representations and warranties with respect to title to the Purchased Assets (including title representations set forth in Sections 4.8, 4.9, 4.12 and 4.14)), unless and until the aggregate Damages claimed under Section 10.1(a)(i) exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Deductible”) and then only for the excess amount.
          (b) Any Claims the Seller Indemnified Parties make under this Article X will be limited as follows:
               (i) Cap. Parent and the Buyer’s collective aggregate liability for money Damages under Section 10.2(a)(i) will not exceed $40,000,000; provided, however, that the limitation contemplated hereby will not be applicable with respect to (A) breaches of Section 5.2 (Power), 5.3 (Authority; Enforceability) and 5.5 (Brokers’ Fees) or (B) instances of fraud by Parent or the Buyer.
               (ii) Basket. Parent and the Buyer will have no liability for money Damages pursuant to Section 10.2(a)(i) (other than for breaches of Sections 5.2 (Power), 5.3 (Authority; Enforceability) and 5.5 (Broker’s Fees)) unless and until the aggregate Damages claimed under Section 10.2(a)(i) exceeds $1,500,000 and then only for the excess amount.
          (c) Insurance. The amount of Damages required to be paid will be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Claim.

          (d) No Double Materiality. The Parties hereby acknowledge and agree that the phrases “material,” “materially,” “material adverse effect,” “in all material respects” and all derivations thereof as used in Article IV shall be applicable and recognized for purposes of reaching the Closing and satisfaction of the condition in Section 8.1(b) but that from and after the Closing such sections shall be read without regard to such phrases or materiality qualifiers and liability of Diamondback and the Sellers, under Article X for a breach of any such representations shall be determined as though such materiality qualifiers were not included in the original language.
     10.4 Claim Procedures. Each party that desires to make a Claim for indemnification pursuant to this Article X (an “Indemnified Party”) shall provide notice (a “Claim Notice”) thereof in writing to the Buyer (if the Indemnified Party is a Seller Indemnified Party) or to the Sellers Representative (if the Indemnified Party is a Buyer Indemnified Party) (“Indemnifying Party”), specifying the nature and basis for such claim and the amount thereof, to the extent known, and a copy of all papers served with respect to such claim (if any). For purposes of this Section 10.4, receipt by a party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.
     10.5 Calculation, Timing, Manner and Characterization of Indemnification Payments.
          (a) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a response (a “Response”), in which the Indemnifying Party will: (i) agree that the Indemnified Party is entitled to receive all of the amount specified in the Claim Notice (the “Claimed Amount”) (in which case the Response will be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive a portion of the Claimed Amount (the “Agreed Amount”) (in which case the Response will be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive all or any of the Claimed Amount (a “Claim Dispute”). During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Claim Dispute will be resolved in accordance with Section 11.4.
          (b) Any indemnity payments made hereunder shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirements.
     10.6 Recovery. If Damages suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of Article X independently, such Indemnified Party shall only be permitted to recover with respect to any particular Damages suffered by it one time as it is the parties’ intent that once any particular Damages have been recovered by a particular Indemnified Party under one provision, such Damages no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Damages under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery (e.g., if particular Damages would be time barred if a Claim were made under one provision but would not be time barred if made under another provision or if Damages would not be recoverable under Section 10.1(a)(i) as a result of a limitation of a representation or warranty to the Knowledge of the Sellers but would be recoverable under the indemnification included in Section 10.1(a)(iii), then the Indemnified Party may seek recovery under the provision that is not time barred or not subject to the knowledge qualification).
     10.7 Control of Third-Party Claims.
          (a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and in such event the Indemnifying Party may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
          (b) If the Indemnifying Party, by the 30th day after receipt of a Claim Notice with respect to any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third-Party Claim; provided that the Claim Notice was provided with sufficient time to make compliance with this ten-day period reasonably possible) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

     10.8 Exclusivity of Indemnification Provision. Except in the case of fraud, the indemnities provided for in this Article X shall be the sole and exclusive remedy of the parties by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by the Buyer Parties or Sellers, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement or the transactions contemplated hereby.
ARTICLE XI
MISCELLANEOUS
     11.1 Assignment.
          (a) This Agreement and the rights hereunder may not be assigned by any party without the prior written consent of the other party; provided, however, that any party shall be permitted to collaterally assign without the other party’s consent this Agreement and its rights herein and in the other Transaction Documents to such assigning party’s bona fide unaffiliated lenders.
          (b) Notwithstanding the foregoing, the Sellers acknowledge that it is the intent of the Buyer to cause record title to different types of assets included in the Purchased Assets to be held by various Affiliates of the Buyer from and after the Closing. Accordingly, the Sellers acknowledge and agree that the Purchased Assets and the associated rights under this Agreement may be assigned by the Buyer to the Buyer’s designated Affiliates upon the execution and delivery of a written instrument reasonably satisfactory to the Sellers pursuant to which such assignee expressly assumes any or all of the obligations of the Buyer hereunder and agrees to be bound by the terms hereof; provided, however, that Parent will nonetheless remain responsible for all of the obligations of the Buyer and any such assignee hereunder. Any purported assignment in breach of this Section 11.1 shall be null and void.
          (c) Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     11.2 Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:
     If to any of the Sellers, c/o the Sellers’ Representative, addressed to:
Diamondback Holdings, LLC
c/o Wexford Capital LLC
411 West Putnam Avenue
Greenwich, Connecticut
Attn: Paul Jacobi
Facsimile: (203) 862-7374

with copies (which shall not constitute notice) to:
Wexford Capital LLC
411 West Putnam Avenue
Greenwich, CT 06830
Attn: Arthur Amron
Facsimile: (203) 862-7312
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attn: Seth R. Molay, P.C.
Facsimile: (214) 969-4343
     If to any of the Buyer Parties, c/o Parent, addressed to:
Superior Well Services, Inc.
1380 Rt. 286 East, Suite 121
Indiana, PA 15701
Attn: David Wallace
Facsimile: (724) 465-8907
with copies (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002
Attention: Brett E. Braden
Facsimile: (713) 615-5756
     and
Superior Well Services, Inc.
1380 Rt. 286 East, Suite 121
Indiana, PA 15701
Attn: Tom Stoelk
Facsimile: (724) 465-8907
or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 11.2.
     11.3 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     11.4 Dispute Resolution; Venue; Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware Court of

Chancery located in the State of Delaware or, to the extent permitted by law, the federal district court for the State of Delaware, and any appellate court from any thereof, solely for the purpose of any action or proceeding arising out of or relating to this Agreement and the other Transaction Documents, and hereby irrevocably and unconditionally agrees that, without limiting the foregoing, all claims in respect of such action or proceeding may be heard and determined in the commercial part of such Delaware state court or, to the extent permitted by law, in such Delaware federal court. Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any objection in has or hereafter may have to this forum selection clause, including without limitation any defense of any inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of the place of residence or domicile. Each of the parties agrees that the final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. If any action or proceeding relating to the Transaction Documents or the enforcement of any provision of the Transaction Documents is brought against any party hereto, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled and if any appeal is taken from such decision, reasonable attorney fees and costs as determined on appeal.
     11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other warranties, representations or other agreements between the parties in connection with the subject matter. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties hereto and specifically references this Agreement and specifies the provision(s) hereof that it is intended to amend, supplement, modify or waive. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected party.
     11.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.7 Expenses. Each party hereto will be responsible for its own legal fees and other expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.
     11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
     11.9 References; Headings; Interpretation. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection” and words of similar import refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein. Notwithstanding any other provision herein to the contrary, (a) no Seller Indemnified Party may make a claim for indemnification hereunder without the express written consent of the Sellers Representative and (b) no Buyer Indemnified Party may make a claim for indemnification hereunder without the express written consent of Parent.
     11.11 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
     11.12 Confidentiality Agreement. As it relates to obligations of the Buyer and its Affiliates, the Confidentiality Agreement shall terminate effective on the Effective Time. If the transactions contemplated herein do not close for any reason, the terms of the Confidentiality Agreement applicable to the Buyer shall continue in accordance with its terms. Subject to the foregoing terms of this Section 11.12, all information obtained by the Buyer and its Representatives and Affiliates shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SUPERIOR WELL SERVICES, INC.

By:	/s/ David E. Wallace

Name:	David E. Wallace

Title:	Chief Executive Officer

SUPERIOR WELL SERVICES, LTD.
By: Superior GP, LLC, its General Partner

By:	/s/ David E. Wallace

Name:	David E. Wallace

Title:	Chief Executive Officer

DIAMONDBACK HOLDINGS, LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-TOTAL SERVICES LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK PUMPING GP LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DIAMONDBACK PUMPING SERVICE LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-PIONEER LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

PACKERS & SERVICE TOOLS, INC.

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-TOTAL PUMPING GP LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-TOTAL TEXAS LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DIAMONDBACK-DISPOSAL TEXAS LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-TD WEST LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-DISPOSAL LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-TOTAL OKLAHOMA LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

SOONER TRUCKING & OILFIELD SERVICES, INC.

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DIAMONDBACK-PST LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-COMPLETIONS LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

TD WEST LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK DOWNHOLE TECHNOLOGIES

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

DIAMONDBACK-DIRECTIONAL DRILLING LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

DIAMONDBACK-QUANTUM LLC

By:	/s/ Arty Straehla

Name:	Arty Straehla

Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT 1.1
DEFINED TERMS
     2007 Annual Financial Statement has the meaning set forth in Section 4.6.
     Accrued PTO has the meaning set forth in Section 6.4(b).
     Actively Employed means that the individual is an employee of a Seller or an Affiliate of a Seller on the day immediately prior to the Closing Date and on the Closing Date either such individual is performing his or her regular occupation for his or her employer (either at such employer’s usual places of business or at some location to which such employer’s business requires the employee to travel) or is on a previously scheduled and approved time-off, or such other leave of absence that would not have prevented such employee (if he or she had become a Continuing Employee as of the Closing Date) from receiving immediate coverage as of the Effective Time under the welfare benefit plans maintained by the Buyer and its Affiliates that will be provided to Continuing Employees as of the Effective Time; provided, however, that an individual on a disability or military leave of absence on the Closing Date shall not be Actively Employed.
     Affiliate means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     Agreed Amount has the meaning set forth in Section 10.5(a).
     Agreement has the meaning set forth in the introductory paragraph.
     Appraiser has the meaning set forth in Section 2.5.
     Approved Contract has the meaning set forth in Section 6.1(c)
     Assignment and Assumption Agreement has the meaning set forth in Section 7.2(c).
     Assumed Obligations means (a) any of Sellers’ obligations under each Purchased Contract, Scheduled Lease and Scheduled Permit that is part of the Purchased Assets actually transferred to the Buyer but only to the extent that such obligations arise following the Effective Time and relate to post-Effective Time operations by the Buyer and were not required to be performed on or prior to the Closing Date and are disclosed pursuant to the provisions of such Purchased Contract, Scheduled Lease or Scheduled Permit, (b) all liabilities and obligations to the Continuing Employees for wages, salaries, benefits or vacation time arising or accruing under any Buyer Plans after the Effective Time, (c) all liabilities and obligations to the Continuing Employees assumed or undertaken by the Buyer pursuant to Section 6.4(b), (d) all accounts payable as of the Effective Time solely with respect to Inventory that is delivered after the Inventory Count and was not included in the Inventory Value and (e) the liabilities and

Exhibit 1.1-1

obligations specifically described on Schedule Exh. 1.1(a); provided, however, that nothing in this definition shall reduce or otherwise negate any indemnity that the Buyer Indemnified Parties would otherwise be entitled to receive under Section 10.1(a)(i) for Damages or Claims arising from or attributable to any breach by the Sellers of any representation and warranty contained in this Agreement.
     Barge Litigation means all litigation arising from the incident that occurred in the shallow waters of West Cote Blanche Bay off the Louisiana Gulf Coast on October 12, 2006 where an eight-inch natural gas line was struck, ruptured and ignited around a tug boat and several barges.
     Books and Records means all books and records pertaining to the Purchased Assets and the business conducted using the Purchased Assets and the Assumed Obligations, including, but not limited to, all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans, except the corporate records of the Sellers, and such books and records that pertain solely to the Excluded Assets and/or the Excluded Liabilities.
     Break Up Fee has the meaning set forth in Section 9.2(b).
     Business means the oilfield services business, directly or indirectly, conducted by the Sellers with respect to their stimulation and pumping services segment, completion and production services segment and fluid logistics and well site services segment and excluding its directional drilling segment.
     Business Day means any day other than a Saturday, Sunday or legal holiday under the laws of the State of Texas or State of Oklahoma.
     Business Employees means all employees of the Sellers and their Affiliates who provide services primarily in connection with the Business as their primary responsibility.
     Business Services has the meaning set forth in Section 6.2(a).
     Buyer 401(k) Plan has the meaning set forth in Section 6.4(f).
     Buyer has the meaning set forth in the introductory paragraph.
     Buyer Indemnified Liabilities has the meaning set forth in Section 10.2(a).
     Buyer Indemnified Parties has the meaning set forth in Section 10.1(a).
     Buyer Party or Buyer Parties has the meaning set forth in the introductory paragraph.
     Buyer Plans has the meaning set forth in Section 6.4(d).
     CAA means the federal Clean Air Act, as amended.

Exhibit 1.1-2

     Cap has the meaning set forth in Section 10.3(a)(i).
     Carve-out Financial Statements has the meaning set forth in Section 4.6.
     CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     Claim means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations and administrative orders.
     Claim Dispute has the meaning set forth in Section 10.5(a).
     Claim Notice has the meaning set forth in Section 10.4.
     Claimed Amount has the meaning set forth in Section 10.5(a).
     Closing has the meaning set forth in Section 7.1.
     Closing Date has the meaning set forth in Section 7.1.
     Code means the Internal Revenue Code of 1986, as amended.
     Confidentiality Agreement means that certain Confidentiality Agreement entered into as of the 9th day of May 2008, between Diamondback Energy Services LLC and Parent.
     Continuing Employee has the meaning set forth in Section 6.4(a).
     Contract means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.
     Creditors’ Rights has the meaning set forth in Section 4.3.
     Damages means all damages and losses, including penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, expenses, and fees, including court costs and reasonable and appropriate attorneys’ fees and expenses, and excluding punitive or exemplary Damages except to the extent such punitive or exemplary damages arise out of a third party proceeding.
     Deductible has the meaning set forth in Section 10.3(a)(ii).
     Diamondback has the meaning set forth in the introductory paragraph.
     Diamondback Subsidiary or Diamondback Subsidiaries has the meaning set forth in the introductory paragraph.
     Disposal Well has the meaning set forth in Section 4.21(a).

Exhibit 1.1-3

     Effective Time has the meaning set forth in Section 7.1.
     Environmental Authority means any department, agency, or other body or component of any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Law.
     Environmental Authorization means any license, permit, order, approval, consent, notice, registration, filing, or other form of permission required under any Environmental Law.
     Environmental Laws means all federal, state, local and foreign laws, judgment, decree, statutes, rules, regulations, orders, ordinances, codes, directives and rules of common law relating to: (i) pollution or protection of human health, natural resources, or the environment (including ambient air, soil, sediments, land surface or subsurface, buildings, equipment or facilities, surface water or groundwater), (ii) any Releases or threatened Releases of, or exposure to, Hazardous Materials; or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, handling, transport or disposal, or arrangement for transport or disposal of Hazardous Materials. Environmental Laws include CERCLA, RCRA, SARA, CAA, FWPCA, FIFRA, OPA and TSCA, as each has been amended from time to time.
     Environmental Liabilities means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any liability or obligation under Environmental Law or any demand from an Environmental Authority, the cost of performing any remedial action required under Environmental Laws in response to a Release of Hazardous Materials, the amount of any administrative or civil penalty or criminal fine or supplemental environmental project in lieu of any penalty or fine amount, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim.
     ERISA has the meaning set forth in Section 4.19(a)(i).
     ERISA Affiliate means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
     Excluded Assets has the meaning set forth in Section 2.1.
     Excluded Employees has the meaning set forth in Section 6.4(a).
     Excluded Liabilities means any liabilities, debts and obligations of any kind or character, whether known or unknown, now existing or hereafter arising, absolute, accrued, or contingent, liquidated or unliquidated or otherwise to the extent that such debts, liabilities or obligations, arise out of, relate to or result from (a) the ownership, operation or use of the Business or the Purchased Assets prior to the Effective Time including (i) any failure of the Sellers to pay accounts payable which arose prior to the Effective Time except to the extent such accounts payable is with respect to Inventory that was delivered after the Inventory Count and was not

Exhibit 1.1-4

included in the Inventory Value and (ii) any obligations arising under Purchased Contracts or Scheduled Leases which relate to matters occurring prior to the Effective Time, (b) violation of Legal Requirements committed prior to the Effective Time that relate to the Business or the Purchased Assets (including violations of Environmental Laws), (c) the Release of any Hazardous Materials prior to the Effective Time at any site as a result of the operations conducted by or on behalf of any Seller or any of its Affiliates or predecessors in connection with the Business or the Purchased Assets or other assets owned by any Seller or any of its Affiliates or predecessors prior to the Effective Time, (d) the exposure of any Person or property to Hazardous Materials prior to the Effective Time from or in connection with any product used, sold, manufactured, assembled or produced or as a result of any operations conducted by or on behalf of the Seller or any of its Affiliates or predecessors or in connection with the Business or the Purchased Assets or other assets owned by the Seller Parties or any of its Affiliates or predecessors prior to the Effective Time, (e) the remedial and corrective actions (including to the extent required, the construction of retention, detention or other ponds, the relocation of any vehicle wash areas, and any investigatory or remedial actions) required to rectify certain storm water and/or wastewater management and discharge issues at Diamondback Cementing Services, LLC’s Marlow, OK Site in that certain Oklahoma Department of Environmental Quality Consent Order dated May 2, 2008, or as may be otherwise required by the Oklahoma Department of Environmental Quality or the Applicable Environmental Authority in satisfaction of these issues, (f) litigation arising from events or conditions occurring or existing prior to the Effective Time that relate to any Seller or any of its Affiliates or the Business or the Purchased Assets including the matters referenced on Schedule 4.17 of this Agreement, (g) employees or former employees of any Seller or any of its Affiliates relating to their employment by such Seller or any of its Affiliates prior to the Effective Time (or, in the case of a Continuing Employee, prior to the Hire Date pertaining to such Continuing Employee), (h) employee benefit plans sponsored, maintained or contributed to by any Seller or any of its ERISA Affiliates, (i) accounts payable existing as of the Effective Time, except to the extent that such accounts payable relate to Inventory that is delivered after the Inventory Count and is not included in the Inventory Value (except for Inventory used in the Ordinary Course of Business prior to the Inventory Count), (j) any deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of any Seller or any of its Affiliates; or (k) the liabilities and obligations of the Sellers and the Business under any warranty claims or other claims relating to products or services provided by the Business prior to the Effective Time.
     Expiration Date has the meaning set forth in Section 9.1(e).
     FIFRA means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.
     Financial Statements has the meaning set forth in Section 4.6.
     FWPCA means the Federal Water Pollution Control Act, as amended.
     GAAP means generally accepted accounting principles in the United States.
     Governmental Authority means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

Exhibit 1.1-5

     GWES has the meaning set forth in Section 6.2(a)(i).
     Hazardous Materials means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including without limitation any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil and natural gas exploration and production waste, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, NORM waste, or radon gas.
     Hire Date means, with respect to each Continuing Employee, the date specified as the “Hire Date” with respect to such Continuing Employee in Section 6.4(a).
     Indemnified Party has the meaning set forth in Section 10.4.
     Indemnifying Party has the meaning set forth in Section 10.4.
     Inspector has the meaning set forth in Section 3.1(a)(i).
     Insurance Policies has the meaning set forth in Section 4.24.
     Intellectual Property Rights means all United States and foreign (i) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (ii) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith including all tradenames, corporate names and tradenames other than the “Diamondback”, name, trade name, domain name and corporate name; (iii) copyrights, whether registered or unregistered, and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (iv) trade secrets, proprietary information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (v) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (vi) moral rights relating to any of the foregoing.
     Interest means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.
     Interim Balance Sheet has the meaning set forth in Section 4.6.
     Interim Financial Statements has the meaning set forth in Section 4.6.

Exhibit 1.1-6

     Inventory has the meaning set forth in Section 4.14.
     Inventory Count has the meaning set forth in Section 3.1(a)(i).
     Inventory Threshold has the meaning set forth in Section 3.1(a).
     Inventory Value has the meaning set forth in Section 3.1(a).
     Knowledge means, with respect to the Sellers, the actual (as opposed to constructive, implied or imputed) knowledge, without duty of inquiry or investigation, of the Persons listed on Schedule Exh. 1.1(b) and, with respect to the Buyer Parties, the actual (as opposed to constructive, implied or imputed) knowledge, without duty of inquiry or investigation, of the Persons listed on Schedule Exh. 1.1(c).
     Leased Equipment has the meaning set forth in Section 4.9(a).
     Legal Requirement means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
     Lien means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.
     Material Adverse Effect means any event, occurrence, fact, condition, development, change or effect that, individually or in the aggregate with similar events (within the context of the applicable reference to Material Adverse Effect), occurrences, facts, conditions, developments, changes or effects, has or would reasonably be expected to have a material and adverse effect on the Business or the Purchased Assets taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States or any foreign economy generally (other than where such changes or developments disproportionately impact the Sellers or the Business); (ii) any adverse changes or developments affecting the industry in which the Business operates generally (other than where such changes or developments disproportionately impact the Sellers or the Business); (iii) any adverse changes or developments in the laws, regulations, rules or orders of any Governmental Authority; (iv) any adverse changes or developments that are attributable to seasonal fluctuations in the industry in which the Business operates; and (v) any adverse changes or developments arising primarily out of, or resulting primarily from, the announcement of the Transaction provided that a loss of customers due to such customers’ desire not to do business with Buyer following the Closing (excluding any loss of the largest customer of the Business as a result of it electing not to do business with Buyer following the Closing) representing in excess of $24 million of annual revenues would be considered to be a Material Adverse Effect.
     Material Contract has the meaning set forth in Section 4.11(a).
     Non-Consent Contracts has the meaning set forth in Section 6.8(a).

Exhibit 1.1-7

     NORM shall mean naturally occurring radioactive materials.
     OPA means the Oil Pollution Act of 1990, as amended.
     Ordinary Course of Business means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.
     Organizational Documents means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
     Parent has the meaning set forth in the introductory paragraph.
     Permit means any permit, license, certificate, authorization or approval granted by any Governmental Authority.
     Permitted Liens means:
     (i) Liens for Taxes which are not yet due and payable;
     (ii) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable.
     (iii) as to Scheduled Real Property interests, minor defects, irregularities in title, easements, rights of way, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (1) have not had, and are not reasonably likely to have an adverse effect on the ability of the Seller or its Affiliates to use such property in the manner previously owned or used by the Seller or (2) materially impair the value of such property;
     (iv) Liens securing the financing of the Buyer and its Affiliates; and
     (v) Liens affecting a lessor’s interest in property leased to the Seller or its Affiliates so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the lessee’s interest is recognized and protected).
     Permitted Order has the meaning set forth in Section 6.1(c).
     Person means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.
     Personal Property has the meaning set forth in Section 4.9(c).
     Plan or Plans has the meaning set forth in Section 4.19(a).

Exhibit 1.1-8

     Predecessor shall mean any Person whose liabilities, including without limitation liabilities arising under any Environmental Law, have or may have been retained or assumed by the Sellers or any of their Affiliates, either contractually or by operation of law.
     Prohibited Area shall mean (a) any areas in which the Business is being conducted as of the Effective Time and (b) those areas in which the Buyer or its Affiliates are conducting business as of the Effective Date to the extent set forth on Schedule Exh. 1.1(d) hereto; provided, however, that notwithstanding the foregoing, the Prohibited Area shall not include the States of Oklahoma or California or jurisdictions outside the continental United States.
     Property Taxes has the meaning set forth in Section 6.6(a).
     Purchase Price has the meaning set forth in Section 2.2.
     Purchased Assets means all right, title and interest in and to all of the assets, whether real, personal (tangible or intangible) or mixed used or held for use by the Sellers or any of their Affiliates, necessary for the operation of or otherwise relating to the Business, excluding the Excluded Assets but including, to the extent not an Excluded Asset, (i) the Inventory, (ii) the Scheduled Real Property and all privileges, appurtenances and rights relating to such Scheduled Real Property, (iii) the Scheduled Leases, (iv) the Personal Property, (v) the Scheduled Permits to the extent transferable, (vi) subject to Section 6.8, the Purchased Contracts, (vii) the Seller Intellectual Property, (viii) assets reflected on the Interim Balance Sheets other than assets disposed of or collected in the Ordinary Course of Business prior to the Effective Time, (ix) all property, plant and equipment of the Business, (x) the Books and Records; and (xi) all of the Seller’s or any of their Affiliate’s rights, claims, counterclaims, cross claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets or the Assumed Obligations including unliquidated rights under manufacturers’ and vendors’ warranties and claims under or against insurance policies; provided, however, that with respect to this subsection (xi), the Purchased Assets shall not include any claims, counterclaims, cross claims, credits, causes of action or rights of set-off that are asserted or filed by the Sellers or any of their Affiliates after the Effective Time with respect to operation of the Business prior to the Effective Time as a result of or in response to a Claim asserted or filed by any Person against the Seller or any of its Affiliates, whether the basis of such Claim relates to or arises from events or conditions occurring or existing prior to or after the Effective Time.
     Purchased Contracts means the Scheduled Contracts, the Approved Contracts and any Contract permitted pursuant to Section 6.1(c) and all other Contracts to which any Seller Party is a party relating exclusively to the Business which Contracts (i) were entered into in the Ordinary Course of Business, (ii) do not constitute Material Contracts, (iii) otherwise are not material in scope or nature and (iv) are not an Excluded Asset.
     Qualifying Offer has the meaning set forth in Section 6.4(a).
     RCRA shall mean the Resource Conservation and Recovery Act, as amended.
     Reasonable Efforts shall mean commercial reasonable efforts.

Exhibit 1.1-9

     Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment as defined under CERCLA.
     Representatives has the meaning set forth in Section 6.10(a).
     Response has the meaning set forth in Section 10.5(a).
     Restricted Period has the meaning set forth in Section 6.2(a).
     SARA shall mean the Superfund Amendments and Reauthorization Act of 1986, as amended.
     Scheduled Contracts has the meaning set forth in Section 4.11(b).
     Scheduled Intellectual Property has the meaning set forth in Section 4.12(a).
     Scheduled Leases has the meaning set forth in Section 4.8(b).
     Scheduled Owned Real Property has the meaning set forth in Section 4.8(a).
     Scheduled Permits has the meaning set forth in Section 4.10.
     Scheduled Personal Property has the meaning set forth in Section 4.9(b).
     Scheduled Real Property has the meaning set forth in Section 4.8(b).
     Seller 401(k) Plan has the meaning set forth in Section 6.4(f).
     Seller Disclosure Schedule has the meaning set forth in the introductory paragraph of Article IV.
     Seller Indemnified Liabilities or Seller Indemnified Liability has the meaning set forth in Section 10.1(a).
     Seller Indemnified Parties has the meaning set forth in Section 10.2(a).
     Seller Intellectual Property has the meaning set forth in Section 4.12(a).
     Seller Insurance Policies has the meaning set forth in Section 6.17.
     Seller or Sellers has the meaning set forth in the introductory paragraph.
     Seller Organizational Documents has the meaning set forth in Section 4.1.
     Seller Party or Seller Parties has the meaning set forth in the introductory paragraph.
     Sellers Representative has the meaning set forth in Section 2.7(a).

Exhibit 1.1-10

     Shelf Registration has the meaning set forth in Section 6.18(a).
     Significant Customer or Supplier has the meaning set forth in Section 4.22.
     Tax or Taxes means any taxes or similar assessments, levies or charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other taxes of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     Tax Items means all items of income, gain, loss, deduction and credit and other tax items.
     Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Third-Party Claim means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.
     Third Party Financing means the financing reflected on Schedule Exh. 1.1(e).
     Transaction Documents means this Agreement, the Confidentiality Agreement, the Warranty Deeds, the Bills of Sale, the Assignment and Assumption Agreements, the Transition Services Agreement and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.
     Transfer Taxes has the meaning set forth in Section 6.5.
     Transferred Employees has the meaning set forth in Section 6.4(a).
     Transition Services Agreement has the meaning set forth in Section 8.2(e).
     TSCA means the Toxic Substances Control Act, as amended.
     Warranty Deed has the meaning set forth in Section 7.2(b).

Exhibit 1.1-11

EXHIBIT 7.2(a)
FORM OF BILL OF SALE
     THIS BILL OF SALE (this “Bill of Sale”) is made as of                     , 2008 (the “Effective Date”) by and among                                          (the “Buyer”), and                                          (“Seller”).
RECITALS
     WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated                     , 2008 among the Buyer and Seller, Seller has agreed, among other things, to transfer to the Buyer the Purchased Assets (as defined in the Purchase Agreement) owned by Seller;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Defined terms used in this Bill of Sale shall have the meanings specified in the Purchase Agreement unless otherwise expressly defined herein. For purposes of this Bill of Sale, the term “Personal Property” shall mean the Personal Property (as defined in the Purchase Agreement).
     2. Assignment of Tangible Personal Property. Seller does hereby transfer, assign and deliver to the Buyer free and clear of all Liens (other than Permitted Liens and except as otherwise provided in the Purchase Agreement) good and valid title to the Purchased Assets that constitute Personal Property, and the Buyer does hereby accept such title to such Purchased Assets.
     3. Assignment. This Bill of Sale shall not be assigned by either Party hereto without the prior written consent of the other Party, except that the Buyer may collaterally assign any of its rights and delegate any of its obligations hereunder to the Buyer’s or any of the Buyer’s Affiliate’s lenders. Subject to the preceding sentence, this Bill of Sale will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assignees of the parties hereto.
     4. No Third-Party Beneficiaries. This Bill of Sale is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Bill of Sale, except such rights as shall inure to a successor or permitted assignee pursuant to Section 3.
     5. Governing Law. This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any conflict or choice of law principles that would apply the substantive law of another jurisdiction.
     6. Counterparts. This Bill of Sale may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which

Exhibit 7.2(a)-1

when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page follows]

Exhibit 7.2(a)-2

     IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed by their respective authorized officers on the Effective Date.

SELLER

By:

Name:

Title:

BUYER

By:

Name:

Title:

[Signature Page to Form of Bill of Sale]

EXHIBIT 7.2(b)
FORM OF WARRANTY DEED

STATE OF	§

	§	KNOW ALL MEN BY THESE PRESENTS:

COUNTY OF	§
                                              (hereinafter called “Grantor”), for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS cash and other good and valuable consideration paid to it by                                         . (hereinafter called “Grantee”), whose address is                                                   , the receipt and sufficiency of which are hereby acknowledged and confessed, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, subject to the matters set forth herein, the land located in                     [County], [State] and more particularly described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with (i) all improvements thereon (said land and improvements are herein called the “Property”), and (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such Property. This conveyance is made and accepted subject to [all matters on the ground that a true and correct survey would reveal and all valid and subsisting easements, restrictions, reservations, covenants, conditions and other matters relating to the Property to the extent that the same are valid and enforceable against the Property, as same are shown by instruments filed for record in the office of the County Clerk of                      [County], [State]] (collectively, the “Permitted Encumbrances”).
     TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging, unto the said Grantee, its successors and assigns, forever, subject to the Permitted Encumbrances, and Grantor does hereby bind itself, and its legal representatives, successors and assigns, to WARRANT and FOREVER DEFEND all and singular the said Property, subject to the Permitted Encumbrances, unto the said Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same.
     Current ad valorem taxes on said Property have been prorated between Grantor and Grantee as of the date hereof.

Exhibit 7.2(b)-1

     EXECUTED to be effective as of                     , 2008.

GRANTOR:

By:

Name:

Title:

Exhibit 7.2(b)-2

ACKNOWLEDGMENT

STATE OF	§

§

COUNTY OF	§
     This instrument was acknowledged before me on this ___the day of                     , 2008, by                                         ,                                          of                                         , a                                         , on behalf of said                                          .

Notary Public in and for the State of Texas
[TO COME]
My Commission Expires:

Exhibit 7.2(b)-3

EXHIBIT 7.2(c)
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                     , 2008 (the “Effective Date”) by and among                                          (the “Buyer”), and                                                   (“Sellers”).
RECITALS
     WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated                     , 2008 among the Buyer, Superior Well Services Inc., Diamondback Energy Services, Inc. and others, the Sellers have agreed, among other things, to assign to the Buyer, the Scheduled Leases to which a Seller is a party, the Scheduled Permits used or held by any Seller, the Scheduled Contracts to which a Seller is a party, the Seller Intellectual Property owned or used by any Seller, the Books and Records owned by the Sellers and all other intangible personal property of the Sellers that constitutes a portion of the Purchased Assets;
     WHEREAS, pursuant to the Purchase Agreement, the Buyer has agreed to assume the Assumed Obligations;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. Defined terms used in this Agreement shall have the meanings specified in the Purchase Agreement unless otherwise expressly defined herein.
     2. Assignment of the Scheduled Leases. The Sellers do hereby transfer, assign and deliver to the Buyer all right, title and interest in and to the leasehold interests created pursuant to the Scheduled Leases, and the Buyer does hereby accept the assignment of the leasehold interests created pursuant to the Scheduled Leases.
     3. Assignment of Scheduled Permits. The Sellers do hereby transfer, assign and deliver to the Buyer all right, title and interest in and to the Scheduled Permits, and the Buyer does hereby accept the assignment of such Scheduled Permits.
     4 Assignment of Purchased Contracts. The Sellers do hereby transfer, assign and deliver to the Buyer, subject to Section 6.8 of the Purchase Agreement, all right, title and interest in and to the Purchased Contracts, and the Buyer does hereby accept, subject to Section 6.8 of the Purchase Agreement, the assignment of the Purchased Contracts.
     5. Assignment of Seller Intellectual Property. The Sellers do hereby transfer, assign and deliver to the Buyer all of right, title and interest in and to the Seller Intellectual Property, and the Buyer does hereby accept the assignment of the Seller Intellectual Property.

Exhibit 7.2(c)-1

     6. Assignment of the Books and Records. The Sellers do hereby transfer, assign and deliver to the Buyer all right, title and interest in and to the Books and Records, and the Buyer does hereby accept the assignment of the Books and Records.
     7. Assignment of Other Intangible Personal Property. The Sellers do hereby transfer, assign and deliver to the Buyer all right, title and interest in and to all other intangible personal property of Seller that constitutes a portion of the Purchased Assets, and the Buyer does hereby accept the assignment of such intangible personal property.
     8. Assumption of Assumed Obligations. The Buyer does hereby assume and agree to pay, perform and discharge promptly and in full when due all of the Assumed Obligations.
     9. Assignment. This Agreement shall not be assigned by either Party hereto without the prior written consent of the other Party, except that the Buyer may (i) collaterally assign any of its rights and delegate any of its obligations hereunder to the Buyer’s or any of the Buyer’s Affiliate’s lenders or (ii) assign any rights hereunder to any Affiliate of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assignees of the parties hereto.
     10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to Section 9.
     11. Terms of Purchase Agreement. The scope, nature, and extent of the Assumed Obligations are expressly set forth in the Purchase Agreement. Nothing contained herein will itself change, amend, extend, or alter (nor should it be deemed or construed as changing, amending, extending, or altering) the terms or conditions of the Purchase Agreement in any manner whatsoever. This instrument does not create or establish rights, liabilities or obligations not otherwise created or existing under or pursuant to the Purchase Agreement. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement will not be superseded hereby but will remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement will govern.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any conflict or choice of law principles that would apply the substantive law of another jurisdiction.
     13. Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Exhibit 7.2(c)-2

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers on the Effective Date.

BUYER

By:

Name:

Title:

SELLER

By:

Name:

Title:

Exhibit 8.2(f)-1